Exhibit 10.7

(HYPERION LOGO)
900 LONG RIDGE ROAD STAMFORD, CONNECTICUT 06902
TEL 203.705.3000          WWW.HYPERION.COM          FAX 203.595.8900

March 30, 2005

Cliff Moore
General Counsel
Foundry Networks, Inc.,
4980 Great America Parkway
Santa Clara, CA 95054

Re. Commencement Date of Sublease: 4980 Great America Parkway, Santa Clara, CA

Dear Cliff:

In regard to that certain Sublease Agreement dated March 25, 2005 (“Sublease”), by and between Hyperion Solutions Corporation, a Delaware corporation and Foundry Networks, Inc., a Delaware corporation for the premises consisting of an entire five (5) story building comprising approximately 140,935 square feet of space known as 4980 Great America Parkway, Santa Clara, California, this letter shall confirm our understandings and agreements relative to the Sublease Commencement Date.

Notwithstanding anything to the contrary contained in the Sublease it is agreed that the Sublease commenced on March 30, 2005, and shall terminate, unless sooner terminated pursuant to the terms thereof on June 5, 2010.

Please acknowledge receipt of this letter and of the foregoing, by signing below and return one copy of this letter to me via facsimile at 203-329-6767.

Very truly yours,

/s/ Vincent A. Laurentino
Vincent A. Laurentino

AGREED AND ACCEPTED:

FOUNDRY NETWORKS, INC.
a Delaware Corporation

/s/ Cliff Moore
By: Cliff Moore
Its: V.P. & General Counsel

CC:   Julie A. Frambach, Esq.
         Paul J. Niewiadomski, Esq.

SUBLEASE AGREEMENT

     This Sublease Agreement (“Sublease”) is made effective as of the 25th day of March, 2005, (the “Effective Date”) by and between Hyperion Solutions Corporation, a Delaware corporation (“Sublessor”), and Foundry Networks, Inc., a Delaware corporation (“Sublessee”). Sublessor agrees to sublease to Sublessee, and Sublessee agrees to sublease from Sublessor, those certain premises situated in the City of Santa Clara, County of Santa Clara, State of California, consisting of an entire five (5) story building comprising approximately 140,935 square feet of space known as 4980 Great America Parkway, Santa Clara, California, more particularly set forth in the Master Lease, and in the “as built” condition as set forth on the plans attached hereto and incorporated herein as Exhibit “A” (the “Subleased Premises”).

ARTICLE 1

MASTER LEASE AND OTHER AGREEMENTS

     1.1 Subordinate to Master Lease. Except as specifically set forth herein, this Sublease is subject and subordinate to all of the terms and conditions of the lease (the “Original Lease”) dated December 20, 1999, between Sobrato Development Companies #961, a California limited partnership (“Master Lessor”) and Sublessor’s predecessor in interest, Brio Technology Inc., a California corporation (as “Tenant”), as amended by that certain First Amendment to Lease dated June 8, 2000 (“Amendment”) and as assigned to Sublessor pursuant to that Assignment and Assumption of Tenants Interest in the Lease dated October 30, 2003 (“Assignment”). The Original Lease, the Amendment and the Assignment shall hereinafter collectively be referred to as the “Master Lease”. Sublessee hereby assumes and agrees to perform the obligations of Tenant under the Master Lease following the Effective Date, as more particularly set forth hereafter. Unless otherwise defined, all capitalized terms used herein shall have the same meanings as given them in the Master Lease. A copy of the Master Lease is attached hereto as Exhibit “B” and incorporated herein by this reference. Sublessor represents and warrants to Sublessee that: (i) the Master Lease attached hereto is a full and complete copy; and (ii) to Sublessor’s knowledge, as of the Effective Date, the Master Lease is in full force and effect and to Sublessor’s knowledge, no event has occurred and is continuing which would constitute an event of default, but for the requirement of giving notice and/or the expiration of the period of time to cure. As used herein, Sublessor’s knowledge shall mean the actual present knowledge of Vince Laurentino, without inquiry. Neither Sublessee nor Sublessor shall commit or permit to be committed any act or omission which would violate any term or condition of the Master Lease. Sublessee shall neither do nor permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Master Lessor under the Master Lease, and Sublessee shall indemnify and hold Sublessor harmless from and against all claims, liabilities, judgments, costs, demands, penalties, expenses, and damages of any kind whatsoever, including, without limitation, reasonable attorneys’ fees, consultants’ fees and costs and court costs, (“Claims”) by reason of any failure on the part of Sublessee to perform any of the obligations of Tenant under the Master Lease which Sublessee has become obligated hereunder to perform. Sublessor shall indemnify and hold Sublessee harmless from and against all Claims by reason of any failure on the part of Sublessor to have performed any of the obligations of Tenant under the Master Lease prior to the Commencement

Date. In the event of the termination of Sublessor’s interest as Tenant under the Master Lease for any reason other than for Sublessor’s breach, then this Sublease shall terminate automatically upon such termination without any liability of Master Lessor or Sublessor to Sublessee. Sublessee represents and warrants to Sublessor that it has read and is familiar with the Master Lease.

     1.2 Applicable Provisions. All of the terms and conditions contained in the Master Lease as they may apply to the Subleased Premises are incorporated herein and shall be terms and conditions of this Sublease (with each reference therein to “Landlord” or “Lessor”, “Tenant” or “Lessee” and “Lease” to be deemed to refer to Sublessor, Sublessee, and Sublease, respectively, as appropriate, except those directly contradicted by the terms and conditions contained in this document, and specifically except for: paragraph 1; the fourth sentence in paragraph 2; 4.A; 4.D; 5, except the language regarding the assignment of warranties, to the extent any warranties described therein are still in existence and Sublessor has the right to assign such warranties; 6.A; the reference to the rate of holdover rent in paragraph 6.C, to the extent inconsistent with Section 12.5 below; the last sentence in 7.A; in paragraph 8.D, the reference to Exhibit “G” shall be changed to Exhibit “E”; the reference in paragraph 8.G to reimbursement of the cost of capital improvements or replacements, except to the extent such costs are reimbursed by Master Lessor; paragraph 11 with respect to rent abatement, except to the extent rent is abated under the Master Lease; the reference to “four or more times” in paragraph 13.G shall be reduced to “three or more times”; in paragraph 17.A: (i) the reference to ten (10) days shall be increased to fifteen (15) days, (ii) any reference to reimbursement of any amount of Tenant Improvement costs is hereby deleted, and (iii) the last sentence in 17.A is hereby deleted; the first sentence in 17.B; 18; 19; 20.C; 20.M; the reference to “Base Monthly Rent” in paragraph 20.N shall mean and refer to the Base Monthly Rent under the Master Lease; Exhibit “C” and Exhibit “D”. In addition: (i) with respect to the following provisions that are incorporated herein, the reference to Landlord shall mean Master Lessor only: paragraph 8.A; the requirement to obtain Master Lessor’s insurance in paragraph 9.B; 15; 16; and 17.G; and (ii) with respect to the following provisions that are incorporated herein, the reference to Landlord shall mean Master Lessor and Sublessor: paragraph 3.B; 3.C; 7.B;12.A; 12.B; 12.D; 20.G; 20.H; and 20.T. In addition to the foregoing all of the following terms and conditions set forth in this document, shall constitute the complete terms and conditions of this Sublease.

     1.3 Obligations of Sublessor. Notwithstanding anything herein contained, the only services or rights to which Sublessee is entitled hereunder are those to which Sublessor is entitled under the Master Lease, and for all such services and rights Sublessee shall look solely to the Master Lessor under the Master Lease, and the obligations of Sublessor hereunder shall be limited to using its reasonable good faith efforts to obtain the performance by Master Lessor of its obligations, provided Sublessee shall reimburse Sublessor for all reasonable costs incurred by Sublessor in such efforts. Sublessor shall have no liability to Sublessee or any other person for damage of any nature whatsoever as a result of the failure of Master Lessor to perform said obligations except for Master Lessor’s termination of the Sublessor’s interest as Tenant under the Master Lease in the event of Sublessor’s breach of the Master Lease, and Sublessee shall indemnify and hold Sublessor harmless from any and all Claims whatsoever in defending against same. Sublessor shall not agree to any voluntary amendment, modification or termination of the Master Lease which will materially and adversely effect Sublessee’s occupancy of the Subleased Premises or Sublessee’s use of the Subleased Premises for their intended purpose, unless

Sublessor shall first obtain Sublessee’s prior written approval thereof, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any obligation of Sublessee to be performed under this Sublease, when the Master Lease grants Sublessor a specific number of days to perform its obligations thereunder, Sublessee shall have two (2) fewer days to perform, provided, however, in no event shall Sublessee have less than one (1) business day to perform its obligations. With respect to approval required to be obtained by “Landlord” under the Master Lease, such consent must be obtained from Master Lessor and Sublessor and the approval of Sublessor may be withheld if Master Lessor’s consent is not obtained.

ARTICLE 2

TERM

     2.1 Term. The term of this Sublease shall commence on April 1, 2005. This shall be referred to as the “Commencement Date.” The term of this Sublease shall end on June 5, 2010, unless sooner terminated pursuant to any provision of the Master Lease applicable to the Subleased Premises (the “Expiration Date”). Sublessor shall have no obligation to Sublessee to exercise any of its options to extend under the Master Lease. At the time Sublessor delivers possession of the Subleased Premises to Sublessee, Sublessor and Sublessee shall together execute a commencement date memorandum. Sublessor shall have no obligation to deliver possession, nor shall Sublessee be entitled to take occupancy of the Subleased Premises until such commencement date memorandum has been executed and Sublessee’s obligation to pay Base Rent and additional rent shall not be excused or delayed because of Sublessee’s failure to execute such commencement date memorandum.

     2.2 Option to Extend. Sublessee shall have no option to extend this Sublease. In addition, provided Sublessee is not in default hereunder during the entire period of time within which Sublessor has the right to exercise its right to extend the Master Lease, Sublessor agrees that it shall not exercise such right under the Master Lease.

     2.3 Sublessor’s Inability to Deliver Subleased Premises. In the event Sublessor is unable to deliver possession of the Subleased Premises on or before April 1, 2005, Sublessor shall not be liable for any damage caused thereby, nor shall this Sublease be void or voidable. Provided Sublessee is not in default hereunder or the cause of the delay: (i) Sublessee shall not be liable for Rent until such time as Sublessor offers to deliver possession of the Subleased Premises to Sublessee; and (ii) Sublessee’s six (6) month free rent period shall not be reduced as a result of any such delay, but the term hereof shall not be extended by such delay. If Sublessee, with Sublessor’s consent, takes possession prior to commencement of the term, Sublessee shall do so subject to all the covenants and conditions hereof, including, without limitation, providing evidence of all required insurance, payment of the deposit and prepaid rent, except for the obligation to pay Base Rent (defined in Section 3.1 below).

ARTICLE 3

RENT

     3.1 Rent. Sublessee shall pay to Sublessor each month as base rent (“Base Rent”) for the Subleased Premises according to the following Schedule:

	Rate per Rentable Square Foot
	(“RSF”) on a
Month	Triple Net Basis (“NNN”)	Month Base Rent
Months 1-6	$0.00 per RSF, NNN	$0
Months 07-12	$0.90 per RSF, NNN	$126,841.50
Months 13-24	$0.95 per RSF, NNN	$133,888.25
Months 25-36	$1.00 per RSF, NNN	$140,935.00
Months 37-48	$1.05 per RSF, NNN	$147,981.75
Months 49-60	$1.10 per RSF, NNN	$155,028.50
Months 61-end of term	$1.15 per RSF, NNN	$162,075.25

Base Rent shall be due in advance on or before the first of each month during the term of the Sublease. All sums payable by Sublessee hereunder shall be in lawful money of the United States of America, without offset or deduction and without prior demand and shall be paid to the Sublessor at Hyperion Solutions Corporation, 900 Long Ridge Road, Stamford, Connecticut 06902, Attn: Real Estate Director, or at any other place Sublessor may from time to time designate by written notice mailed or delivered to Sublessee. Base Rent for partial months at the commencement or termination of this Sublease shall be prorated. Upon execution hereof, Sublessee shall pay to Sublessor Base Rent in the amount of One Hundred Twenty-Six Thousand Eight Hundred Forty-One and 50/100 Dollars ($126,841.50)1 to be applied to the seventh (7th) month of the Sublease term.

     3.2 Additional Rent. If Sublessor shall be charged for additional rent or other sums pursuant to any of the provisions of the Master Lease (except to the extent such additional rent or sums results from Sublessor’s failure to perform its obligations pursuant to this Sublease), including, without limitation, Reimbursable Operating Costs, Taxes, and the Asset Management Fee pursuant to paragraph 20.N of the Master Lease (and as set forth on Exhibit “D” attached hereto and incorporated by this reference which for the first month of the term shall be Five Thousand Four Hundred Sixty and 62/100 Dollars ($5,460.62)2, subject to proration for partial months), Sublessee shall be liable for such additional rent or sums and Sublessee shall make such payment to Sublessor or Master Lessor, as Sublessor shall direct. Upon execution hereof, Sublessee shall pay to Sublessor, its proportionate share of the 2004-2005 Taxes, from the period from the Commencement Date to June 30, 2005, estimated to be Forty-Eight Thousand Twenty-One and 45/100 Dollars ($48,021.45)3. If Sublessee shall procure any additional services from

Due on execution: One Hundred Eighty Thousand Three Hundred Twenty-Three and 57/100 Dollars ($180,323.57):

[1]	$126,841.50

[2]	$ 5,460.62

[3]	$ 48,021.45

Master Lessor, or if additional rent or other sums are incurred for Sublessee’s sole benefit, Sublessee shall make such payment to Sublessor or Master Lessor, as Sublessor shall direct. Any other rent or other sums payable by Sublessee under this Article 3 shall constitute and be due as additional rent. Base Rent and additional rent shall herein be referred to as “Rent”.

     3.3 Under Protest. Sublessee may reasonably designate any payment required under the Master Lease as being paid “under protest” and thereafter request that Sublessor exercise its rights under the Master Lease with respect to such disputed payment, provided, however: (i) Sublessor shall not be required to expend more than nominal sums, unless Sublessee provides additional security, nor expend a significant amount of other resources; (ii) Sublessee shall be responsible for all costs and expenses with respect to such exercise of Sublessor’s rights, which shall be reimbursed by Sublessee within three (3) days of written demand therefore; (iii) Sublessee shall indemnify and hold Sublessor harmless from any Claims that result from such exercise; (iv) Sublessor may refuse Sublessee’s request if such refusal is commercially reasonable; and (v) Sublessor may impose as a condition to its exercise of such rights such requirements as Sublessor may deem reasonable and desirable, including, but not limited to the requirement that Sublessee provide additional security for the performance of Sublessee’s obligations under this Section 3.3.

ARTICLE 4

SECURITY DEPOSIT

     4.1 Security Deposit. Upon execution hereof, Sublessee shall deposit with Sublessor the sum of One Hundred Sixty-Two Thousand Seventy-Five and 25/100 Dollars ($162,075.25) as and for a deposit to secure Sublessee’s full and timely performance of all of its obligations hereunder. If Sublessee fails to pay Rent or any other sums as and when due hereunder, or otherwise defaults and/or fails to perform with respect to any provision of this Sublease, Sublessor may (but shall not be obligated to) use, apply, or retain all or any portion of said deposit for payment of any sum for which Sublessee is obligated or which will compensate Sublessor for any foreseeable or unforeseeable loss or damage which Sublessor may suffer thereby including, without limitation, any damage that will result in the future through the term of the Sublease, to repair damage to the Subleased Premises, to clean the Subleased Premises at the end of the term or for any loss or damage caused by the act or omission of Sublessee or Sublessee’s officers, agents, employees, independent contractors or invitees. Sublessee waives the provisions of California Civil Code Section 1950.7 and all other provisions of law now in force or that become in force after the date of execution of this Sublease that provide that Sublessor may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Sublessee or to clean the Subleased Premises. Any such use, application, or retention shall not constitute a waiver by Sublessor of its right to enforce its other remedies hereunder, at law, or in equity. Sublessor agrees to provide written notice to Sublessee of any use, application or retention of the deposit by Sublessor. If any portion of said deposit is so used, applied, or retained, Sublessee shall, within ten (10) days after delivery of written demand from Sublessor, restore said deposit to its original amount. Sublessor shall not be a trustee of such deposit, and shall not be required to keep this deposit separate from its accounts. Sublessor alone shall be entitled to any interest or earnings thereon and Sublessor shall have the free use of same. If Sublessee fully and faithfully performs all of its obligations hereunder, then so much of the deposit as remains shall be returned to Sublessee (without payment of interest or earnings thereon) within 30 days after the later of (i) expiration or sooner termination of the term hereof, or (ii) Sublessee’s surrender of possession of the Subleased Premises to Sublessor.

ARTICLE 5

CONDITION OF SUBLEASED PREMISES

     5.1 Condition of the Subleased Premises. Sublessor shall deliver the Subleased Premises with all mechanical systems in good working order. As used herein, the term “mechanical systems”, to the extent applicable, shall mean the existing plumbing, heating, ventilating and air conditioning, electrical, and fire sprinkler systems and the elevators. Sublessee shall have a period of thirty (30) days from the date of possession in which to notify Sublessor, in writing, and with specificity, the nature and extent to which such mechanical systems are not in good working order, and Sublessor shall, with reasonable diligence rectify the same at its sole cost and expense. If Sublessee does not give Sublessee the required notice with the appropriate time period, any non-compliance shall be the obligation of Sublessee, at Sublessee’s sole cost and expense. Except as set forth above in this Section 5.1, Sublessee acknowledges that as of the Commencement Date, Sublessee shall have inspected the Subleased Premises, and every part thereof, and by taking possession shall have acknowledged that the Subleased Premises is in good condition and without need of repair, and Sublessee accepts the Subleased Premises “as is”, Sublessee having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Subleased Premises. Sublessee accepts the Subleased Premises in their condition existing as of the Commencement Date, subject to all applicable zoning, municipal, county and state laws, ordinances, and regulations governing and regulating the use of the Subleased Premises and any covenants or restrictions of record. Sublessee acknowledges that neither Sublessor nor Master Lessor have made any representations or warranties as to the condition of the Subleased Premises or its present or future suitability for Sublessee’s purposes.

     5.2 Surrender. Sublessee shall keep the Subleased Premises, and every part thereof in good order and repair. In addition to Sublessee’s requirements under the Master Lease, Sublessee shall surrender the Subleased Premises in the same condition as received, subject to the requirement to remove the Furniture pursuant to Section 12.6 below, ordinary wear and tear, damage by casualty covered by insurance pursuant to Paragraph 15 of the Master Lease and condemnation pursuant to Paragraph 16 of the Master Lease excepted, provided Sublessee performs all necessary maintenance, repair and cleaning to maintain the Subleased Premises in the condition it was delivered at the earlier of the Commencement Date or such earlier date pursuant to Section 2.3 above. Sublessee shall have no obligation to restore any alterations made to the Subleased Premises by Sublessor or Tenant that were constructed prior to the Commencement Date.

ARTICLE 6

INSURANCE

     6.1 Sublessee’s Insurance With respect to the Tenant’s insurance under the Master Lease, the same is to be provided by Sublessee as described in the Master Lease, and such policies of insurance shall include as additional insureds Master Lessor, Sublessor and any lender as required by Master Lessor.

     6.2 Waiver of Subrogation. With respect to the waiver of subrogation contained in the Master Lease, such waiver shall be deemed to be modified to constitute an agreement by and among Master Lessor, Sublessor and Sublessee (and Master Lessor’s consent to this Sublease shall be deemed to constitute its approval of this modification).

ARTICLE 7

USE OF SUBLEASED PREMISES; PARKING; IMPROVEMENTS

     7.1 Use of Subleased Premises. Sublessee shall use the Subleased Premises only for those purposes permitted in the Master Lease.

     7.2 Alterations; Improvements. Sublessee shall not make any alterations, improvements, or modifications (“Alterations”) to the Subleased Premises without the express prior written consent of Sublessor and of Master Lessor, which consent by Sublessor shall not be unreasonably withheld provided, however, Sublessor’s withholding of approval shall in all events be deemed reasonable if Master Lessor’s Consent is not obtained. Sublessee shall reimburse Master Lessor (if required by Master Lessor) and Sublessor for all costs which Master Lessor and Sublessor may incur in connection with Sublessee’s request for approval for any alterations and additions, including, without limitation, Master Lessor’s and Sublessor’s reasonable attorneys’ fees and costs whether or not approval is ultimately granted. All terms and conditions set forth in the Master Lease with respect to Alterations shall apply. Sublessee shall provide Master Lessor and Sublessor with a set of “as-built” drawings for any such work, as required under the Master Lease, together with copies of all permits obtained by Sublessee in connection with performing any such work, within fifteen (15) days after completing such work. Sublessor may impose as a condition of its consent to such alterations, improvements, or modifications, such requirements as Sublessor may deem reasonable and desirable, including, but not limited to, the requirement that Sublessee utilize for such purposes only contractor(s), materials, mechanics and materialmen approved by Sublessor, the requirement that Sublessee provide additional security, and that Sublessee, and/or Sublessee’s contractor(s) post a payment and/or completion bond to guarantee the performance of its construction obligations hereunder. On termination of this Sublease, Sublessee shall remove any or all of such improvements and restore the Subleased Premises (or any part thereof) to the same condition as of the Commencement Date of this Sublease, reasonable wear and tear excepted or as otherwise instructed in writing by either Sublessor or Master Lessor. Should Sublessee fail to remove such improvements and restore the Subleased Premises on termination of this Sublease unless instruction otherwise in writing as set forth above, Sublessor shall have the right to do so, and charge Sublessee therefor, plus a service charge of ten percent (10%) of the costs incurred by Sublessor.

     7.3 Parking. Subject to Paragraph 2 of the Master Lease and the rules and regulations imposed from time to time by Master Lessor, from and after the Commencement Date, Sublessee shall have all of Sublessor’s rights to and assume all of Sublessor’s responsibility for parking under the Master Lease.

ARTICLE 8

ASSIGNMENT, SUBLETTING & ENCUMBRANCE

     8.1 Consent Required. Sublessee shall not assign this Sublease or any interest therein nor shall Sublessee sublet, license, encumber or permit the Subleased Premises or any part thereof to be used or occupied by others, without Sublessor’s and Master Lessor’s prior written consent. Sublessor’s consent shall not be unreasonably withheld provided, however, Sublessor’s withholding of consent shall in all events be deemed reasonable if for any reason Master Lessor’s consent is not obtained. The consent by Sublessor and Master Lessor to any assignment or subletting shall not waive the need for Sublessee (and Sublessee’s assignee or subtenant) to obtain the consent of Sublessor and Master Lessor to any different or further assignment or subletting. All terms and conditions set forth in the Master Lease regarding assignments and subletting shall apply, and to the extent there is any Bonus Rent, (Rent paid by such assignee or sub-sublessee in excess of Rent paid by Sublessee hereunder after deducting reasonable and actual brokerage fees and reasonable and actual attorneys fees incurred by Sublessee with respect to the assignment or sub-sublease, which such brokerage fees and attorneys fees shall be amortized over the term of the sublease or assignment pursuant to generally accepted accounting principals), the Bonus Rent shall first be split per the Master Lease and any Bonus Rent to go to Sublessee shall be split 25/75 with Sublessor (twenty-five percent (25%) to Sublessee and seventy-five percent (75%) to Sublessor), to be paid to Sublessor within five (5) days of receipt by Sublessee.

     8.2 Form of Document. Every assignment, agreement, or sublease shall (i) recite that it is and shall be subject and subordinate to the provisions of this Sublease, that the assignee or subtenant assumes Sublessee’s obligation hereunder, that the termination of this Sublease shall at Sublessor’s sole election, constitute a termination of every such assignment or sublease, and (ii) contain such other terms and conditions as shall be reasonably requested or provided by Sublessor’s attorneys.

     8.3 Permitted Transfers. Sublessee shall have the right to sub-sublease or assign all or any portion of its interest in the Subleased Premises to any parent, subsidiary, or affiliate of Sublessee; or any party which results from a merger or consolidation of Sublessee; and/or any party which acquires all or substantially all of the assets or stock of Sublessee, without Sublessor’s consent, provided that (i) Sublessee shall comply with the terms of the Master Lease regarding “Permitted Transfers,” and (ii) the net worth of the successor or reorganized entity after such merger, sale or otherwise, has a net worth at least equal to the net worth of Sublessee immediately prior to the date of such transfer. Sublessee shall provide Sublessor with no less than thirty (30) days advance written notice of such sublease or assignment. No such sublease or assignment under this Section 8.3 shall provide relief from Sublessee’s obligation under the Sublease and the provision of Section 8.4 below shall apply.

     8.4 No Release of Sublessee. Regardless of Sublessor’s consent, no subletting or assignment shall release Sublessee of Sublessee’s obligation or alter the primary liability of Sublessee to pay the Rent and to perform all other obligations to be performed by Sublessee hereunder. The acceptance of Rent by Sublessor from any other person shall not be deemed to be a waiver by Sublessor of any provision hereof. In the event of default by any assignee, subtenant or any other successor of Sublessee, in the performance of any of the terms hereof, Sublessor may proceed directly against Sublessee without the necessity of exhausting remedies against such assignee, subtenant or successor.

     8.5 Default. An involuntary assignment shall constitute a default and Sublessor shall have the right to elect to terminate this Sublease, in which case this Sublease shall not be treated as an asset of Sublessee.

     8.6 Recapture. Notwithstanding the foregoing, in the event Sublessee requests Sublessor’s consent to sublet all or any portion of the Subleased Premises, or to assign this Sublease, Sublessor may in its sole discretion, elect to terminate this Sublease within fifteen (15) days after receipt of Sublessee’s request by written notification to Sublessee of such election, in which case the Sublease shall terminate effective thirty (30) days following such election.

ARTICLE 9

DEFAULT

     9.1 Default Described. The occurrence of any of the following shall constitute a material breach of this Sublease and a default by Sublessee: (i) failure to pay Rent or any other amount within three (3) business days after written notice from Sublessor; (ii) all those items of default set forth in the Master Lease which remain uncured after the cure period provided in the Master Lease; or (iii) Sublessee’s failure to perform timely and subject to any cure periods any other material provision of this Sublease or the Master Lease as incorporated herein.

     9.2 Sublessor’s Remedies. Sublessor shall have the remedies set forth in the Master Lease as if Sublessor is Master Lessor. These remedies are not exclusive; they are cumulative and in addition to any remedies now or later allowed by law.

     9.3 Sublessee’s Right to Possession Not Terminated. Sublessor has the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations). Sublessor may continue this Sublease in full force and effect, and Sublessor shall have the right to collect Rent and other sums when due. During the period Sublessee is in default, Sublessor may enter the Subleased Premises and relet them, or any part of them, to third parties for Sublessee’s account and alter or install locks and other security devices at the Subleased Premises. Sublessee shall be liable immediately to Sublessor for all costs Sublessor incurs in reletting the Subleased Premises, including, without limitation, attorneys’ fees, brokers’ commissions, expenses of remodeling the Subleased

Premises required by the reletting, and like costs. Reletting may be for a period equal to, shorter or longer than the remaining term of this Sublease and Rent received by Sublessor shall be applied to (i) first, any indebtedness from Sublessee to Sublessor other than Rent due from Sublessee; (ii) second, all costs incurred by Sublessor in reletting, including, without limitation, brokers’ fees or commissions and attorneys fees, the cost of removing and storing the property of Sublessee or any other occupant, and the costs of repairing, altering, maintaining, remodeling or otherwise putting the Subleased Premises into condition acceptable to a new Sublessee or Sublessees; (iii) third, Rent due and unpaid under this Sublease. After deducting the payments referred to in this subsection 9.3, any sum remaining from the Rent Sublessor receives from reletting shall be held by Sublessor and applied in payment of future Rent and other amounts as Rent and such amounts become due under this Sublease. In no event shall Sublessee be entitled to any excess Rent received by Sublessor, provided any excess Rent, if any, will be used to mitigate Sublessor’s damages. Sublessee’s consent to or approval of any act by Sublessor which requires Sublessee’s consent or approval shall not be deemed to waive or render unnecessary Sublessee’s consent to or approval of any subsequent act by Sublessor

     9.4 All Sums Due and Payable as Rent. Sublessee shall also pay without notice, or where notice is required under this Sublease, immediately upon demand without any abatement, deduction, or setoff, as additional rent all sums, impositions, costs, expenses, and other payments which Sublessee in any of the provisions of this Sublease assumes or agrees to pay, and, in case of any nonpayment thereof, Sublessor shall have, in addition to all other rights and remedies, all the rights and remedies provided for in this Sublease or by law in the case of nonpayment of Rent.

     9.5 No Waiver. Sublessor may accept Sublessee’s payments without waiving any rights under the Sublease, including rights under a previously served notice of default. No payment by Sublessee or receipt by Sublessor of a lesser amount than any installment of Rent due or other sums shall be deemed as other than a payment on account of the amount due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Sublessor may accept such check or payment without prejudice of Sublessor’s right to recover the balance of such Rent or other sum or pursue any other remedy provided in this Sublease, at law or in equity. If Sublessor accepts payments after serving a notice of default, Sublessor may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Sublessee any further notice or demand. Furthermore, the Sublessor’s acceptance of Rent from Sublessee when the Sublessee is holding over without express written consent does not convert Sublessee’s tenancy from a tenancy at sufferance to a month-to-month tenancy. No waiver of any provision of this Sublease shall be implied by any failure of Sublessor or Sublessee to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Sublessor or Sublessee of any provision of this Sublease must be in writing. Such waiver shall affect only the provisions specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Sublessor or Sublessee shall impair such right or remedy or be construed as a waiver thereof by Sublessor or Sublessee, as applicable. No act or conduct of Sublessor, including, without limitation the acceptance of keys to the Subleased Premises shall constitute acceptance or the surrender of the Subleased Premises by Sublessee before the Expiration Date. Only written notice from Sublessor to Sublessee of acceptance shall constitute such acceptance or surrender of the Subleased Premises. Sublessor’s consent to or approval of any act by Sublessee which requires Sublessor’s consent or approval shall not be deemed to waive or render unnecessary Sublessor’s consent to or approval of any subsequent act by Sublessee.

     9.6 Sublessor Default. For purposes of this Sublease, Sublessor shall not be deemed in default hereunder unless and until Sublessee shall first deliver to Sublessor thirty (30) days’ prior written notice, and Sublessor shall fail to cure said default within said thirty (30) day period, or in the event Sublessor shall reasonably require in excess of thirty (30) days to cure said default, shall fail to commence said cure with said thirty (30) day period, and thereafter diligently to prosecute the same to completion.

     9.7 Notice of Event of Default under Master Lease. Sublessor shall notify Sublessee of any Event of Default under the Master Lease, or of any other event of which Sublessor has actual knowledge which will impair Sublessee’s ability to conduct its normal business at the Subleased Premises, as soon as reasonably practicable following Sublessor’s receipt of notice from Master Lessor of an Event of Default or Sublessor’s actual knowledge of such impairment.

ARTICLE 10

CONSENT OF MASTER LESSOR

     10.1 Precondition. The Master Lease requires that Sublessor obtain the consent of Master Lessor to any subletting by Sublessor. This Sublease shall not be effective unless and until Master Lessor signs a consent to this subletting satisfactory to Sublessor. Sublessor and Sublessee agree that the form of consent provided by the Master Lessor, and attached hereto as Exhibit “E”, is satisfactory and will execute such form of consent.

     10.2 Consent or Approval. If the consent or approval of the Master Lessor is required pursuant to the Master Lease with respect to any matter relating to the Premises, Sublessor agrees it will reasonably cooperate with Sublessee, in its reasonable efforts to obtain the Master Lessor’s consent or approval, provided: (i) Sublessee shall be solely responsible for all costs and expenses incurred by Sublessor in providing such cooperation; (ii) the matter for which or the means thereby that Sublessee seeks such consent does not materially or adversely affect Sublessor’s rights under the Master Lease; and (iii) Sublessee indemnifies and holds Sublessor harmless from any and all Claims arising from or relating to such cooperation.

ARTICLE 11

HAZARDOUS MATERIALS

     11.1 Hazardous Materials . In addition to the requirements under the Master Lease, Sublessee shall not store, use, or dispose of any Hazardous or Toxic Material on, under, or about the Subleased Premises. As used herein, “Hazardous or Toxic Materials” shall include but not be limited to the definition of Hazardous Materials contained in the Master Lease and any asbestos containing materials (“ACM”), petroleum products, radioactive materials, polychlorinated biphenyls (PCBs) and substances or compounds containing PCBs and all other materials, substances, wastes, and chemicals classified, defined, listed, or regulated as, or containing, a “hazardous substances,” “hazardous materials,” or “toxic substances,” “pollutant,” “contaminant,” “solid waste” under any Environmental Law or which may become regulated by or under the authority of any Environmental Law. As used herein, the term “Environmental Laws” shall include any and all local, state or federal laws, statutes, rules, regulations, ordinances, orders, permits, licenses or other applicable governmental restrictions, guidelines or legal requirements, relating directly or indirectly to human health or safety or environment, or the presence, handling, treatment, storage, disposal, recycling, reporting, remediation, investigation, or monitoring of hazardous or toxic material including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq.

     11.2 Indemnity. In addition to the indemnities contained in the Master Lease, Sublessee shall be solely responsible for and shall defend, indemnify and hold Sublessor and its partners, officers, directors, employees and agents harmless from and against all Claims of any kind whatsoever, arising out of or caused in whole or in part, directly or indirectly, by or in connection with its storage, use, disposal or discharge of Hazardous Materials whether in violation of this section or not, or Sublessee’s failure to comply with any Hazardous Materials law. Sublessee shall further be solely responsible for and shall defend, indemnify and hold Sublessor harmless from and against any and all Claims arising out of or in connection with the removal, cleanup, detoxification, decontamination and restoration work and materials necessary to return the Subleased Premises to their condition existing prior to Sublessee’s storage, use or disposal of the Hazardous Materials on the Subleased Premises. For the purposes of the indemnity provisions hereof, any acts or omissions of Sublessee or by employees, agents, assignees, contractors or subcontractors of Sublessee (whether or not they are negligent, intentional or unlawful) shall be strictly attributable to Sublessee. Sublessee’s obligations under this section shall survive the termination of this Sublease.

ARTICLE 12

MISCELLANEOUS

     12.1 Conflict with Master Lease; Interpretation. In the event of any conflict between the provisions of the Master Lease and this Sublease, the Master Lease shall govern and control except to the extent directly contradicted by the terms of this Sublease. No presumption shall apply in the interpretation or construction of this Sublease as a result of Sublessor having drafted the whole or any part hereof.

     12.2 Remedies Cumulative. The rights, privileges, elections, and remedies of Sublessor in this Sublease, at law, and in equity are cumulative and not alternative.

     12.3 Waiver of Redemption. Sublessee hereby expressly waives any and all rights of redemption to which it may be entitled by or under any present or future laws in the event Sublessor shall obtain a judgment for possession of the Subleased Premises.

     12.4 Damage and Destruction; Condemnation. In the event of any damage, destruction, casualty, condemnation or threat of condemnation affecting the Subleased Premises, Rent payable hereunder shall be abated but only to the extent that Rent is abated under the Master Lease with respect to the Subleased Premises. Sublessee shall have no right to terminate this Sublease in connection with any damage, destruction, casualty, condemnation or threat of condemnation except to the extent the Master Lease is also terminated as to the Premises or any portion thereof.

     12.5 Holding Over. Sublessee shall have no right to Holdover. If Sublessee does not surrender and vacate the Subleased Premises at Expiration Date of this Sublease as required hereunder, Sublessee shall be a tenant at sufferance and the parties having agreed that the Rent shall be the daily rate of one hundred and fifty percent (150%) of the Rent due to Master Lessor from Sublessor under the Master Lease for the Subleased Premises divided by thirty (30) days, together with any additional rent due and payable during such period of time. In connection with the foregoing, Sublessor and Sublessee agree that the reasonable rental value of the Subleased Premises following the Expiration Date of the Sublease shall be the amounts set forth above per month. Sublessor and Sublessee acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Subleased Premises on the Expiration Date and that the reasonable rental value established herein is a reasonable estimate of the damage that Sublessor would suffer as the result of the failure of Sublessee to timely surrender possession of the Subleased Premises. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code sections 3275 or 3369, but is intended to constitute liquidated damages to Sublessor pursuant to California Civil Code sections 1671, 1676, and 1677. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Sublessor if Sublessee fails to surrender the Subleased Premises upon the termination or expiration of this Sublease, in addition to any other liabilities to Sublessor accruing therefrom, Sublessee shall indemnify, defend and hold Sublessor harmless from all Claims resulting from such failure, including, without limitation, any Claims by any third parties based on such failure to surrender and any lost profits to Sublessor resulting therefrom.

     12.6 Furniture. Sublessee may use certain furniture, furnishings and equipment located in the Subleased Premises as set forth on Exhibit C (“Furniture”). Except as set forth herein, Sublessee may not remove the Furniture from the Subleased Premises. Sublessee accepts the Furniture in its “as is” condition and Sublessor makes no warranty as to the condition of the Furniture or its present or future suitability for Sublessee’s purposes, except that the Furniture is free of encumbrances. Upon termination of this Sublease, Sublessee shall purchase the Furniture from Sublessor for the sum of One Dollar ($1.00) in its condition as of the termination of the Sublease Agreement without warranty except for warranty of title and free of encumbrances, provided, if Sublessee is in default, Sublessor, at it’s option, may instead require Sublessee to return the Furniture to Sublessor in substantially the same condition as received, ordinary wear and tear excepted conditioned on the obligation of Sublessee to use the Furniture in a careful and proper manner and to clean and repair the Furniture in the manner necessary to maintain the Furniture in substantially the same condition it was initially provided to Sublessee. Sublessee shall be liable for any damage to the Furniture and solely responsible for all costs associated with the maintenance, cleaning and repair of the Furniture and shall insure the Furniture as part of Sublessee’s property insurance required to be carried hereunder. Except in the event Sublessor elects not to sell the Furniture to Sublessee due to a Sublessee default, Sublessee shall be solely responsible for the removal of the Furniture and the repair of any damage to the Subleased Premises as a result of said removal. In the event that Sublessee desires to dispose of any of the Furniture prior to the expiration or earlier termination of this Sublease, Sublessee shall deliver written notice to Sublessor specifying the Furniture of which Sublessee desires to dispose. Sublessor may deliver written notice to Sublessee within thirty (30) days of receipt of Sublessee’s notice of Sublessor’s desire to retain such Furniture, in which case Sublessor shall arrange with Sublessee to remove such Furniture from the Subleased Premises. Unless Sublessor notifies Sublessee that Sublessor desires to retain such Furniture within the time periods set forth herein, Sublessee may dispose of such Furniture at Sublessee’s sole cost and expense as Sublessee sees fit.

     12.7 Signage. Pursuant to Paragraph 3.C of the Master Lease, Sublessee shall have all rights and assume all responsibility for Sublessor’s signage rights under the Master Lease, subject to Master Lessor’s and Sublessor’s prior written consent, which consent, as to Sublessor, shall not be unreasonably withheld, provided, however, Sublessor’s withholding of consent shall in all events be deemed reasonable if Master Lessor’s consent is not obtained. In the event Master Lessor’s consent is obtained, Sublessor agrees to also consent, provided, however, Sublessor may reasonably condition its consent with respect to Sublessee’s removal obligations of such signage. All signs shall be at Sublessee’s sole cost and shall comply with the terms of the Master Lease and with all local, federal and state rules, regulations, statutes, and ordinances at all times during the term hereof. Sublessee, at Sublessee’s cost, shall remove all such signs and graphics prior to the termination of this Sublease and repair any damage caused by such removal.

     12.8 Dispute Resolution. The parties specifically agree to abide by the provisions of paragraph 20.E of the Master Lease. WE HAVE READ AND UNDERSTAND THE PROVISIONS OF PARAGRAPH 20.E OF THE MASTER LEASE AND AGREE TO ABIDE BY THE TERMS AND CONDITIONS CONTAINED IN PARAGRAPH 20.E OF THE MASTER LEASE AS INCORPORATED HEREIN.

SUBLESSOR: /s/  CG     FD                                            SUBLESSEE: /s/  TDH     BRJ

     12.9 Generator. Notwithstanding paragraph 2 of the Master Lease, in the event Sublessee desires to install a generator at the Subleased Premises, the consent of Sublessor shall be required, not to be unreasonably withheld.

     12.10 Offer. Preparation of this Sublease by either Sublessor or Sublessee or either parties’ agent and submission of same to Sublessor or Sublessee shall not be deemed an offer to Sublease. This Sublease is not intended to be binding until executed and delivered by all Parties hereto.

     12.11 Due Authority. If Sublessee signs as a corporation, each of the persons executing this Sublease on behalf of Sublessee represent and warrant that they have the authority to bind Sublessee, Sublessee has been and is qualified to do business in the State of California, that the corporation has full right and authority to enter into this Sublease, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Sublessee signs as a partnership, trust or other legal entity, each of the persons executing this Sublease on behalf of Sublessee represent and warrant that they have the authority to bind Sublessee, Sublessee has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the State of California and that such entity on behalf of the Sublessee was authorized to do so by any and all appropriate partnership, trust or other actions. Sublessee agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the authorization of Sublessee to enter into this Sublease.

     12.12 Multiple Counterparts. This Sublease may be executed in two or more counterparts, which when taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Sublease transmitted by facsimile and agree and intend that a signature by facsimile machine shall bind the party so signing with the same effect as though the signature were an original signature.

     12.13 Building Contaminants. To prevent the contamination, growth, or deposit of any mold, mildew, bacillus, virus, pollen, or other micro-organism (collectively, “Biologicals”) and the deposit, release or circulation of any indoor contaminants including emissions from paint, carpet and drapery treatments, cleaning, maintenance and construction materials and supplies, pesticides, pressed wood products, insulation, and other materials and products (collectively with Biologicals, “Contaminants”) that could adversely affect the health, safety or welfare of any tenant, employee, or other occupant of the Building or their invitees (each, an “Occupant”), Sublessee shall, at Sublessee’s sole cost and expense, at all times during the term hereof (1) operate the Subleased Premises in such a manner to reasonably prevent or minimize the accumulation of stagnant water and moisture in planters, kitchen appliances and vessels, carpeting, insulation, water coolers, and any other locations where stagnant water or moisture could accumulate, and (2) otherwise operate the Subleased Premises to prevent the generation, growth, deposit, release or circulation of any Contaminants.

ARTICLE 13

BROKER’S COMMISSIONS

     13.1 Commission. Sublessor and Sublessee represent and warrant to each other that each has dealt with the following brokers: CB Richard Ellis (Sublessor’s Broker); and Cornish & Carey Commercial (Sublessee’s Broker) and with no other agent, finder, or other such person with respect to this Sublease and each agrees to indemnify and hold the other harmless from any Claims asserted against the other by any broker, agent, finder, or other such person not identified above as Sublessor’s Broker or Sublessee’s Broker. The commission to the Brokers is pursuant to separate agreement. Sublessor shall be responsible for the commission to Sublessor’s Broker who shall pay the commission to Sublessee’s Broker pursuant to a separate agreement between Sublessor’s Broker and Sublessee’s Broker.

ARTICLE 14

NOTICES AND PAYMENTS

     14.1 Certified Mail. Any notice, demand, request, consent, approval, submittal or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by prepaid, first-class certified mail or commercial overnight delivery service. Such Notice shall be effective on the date of actual receipt (in the case of personal service or commercial overnight delivery service) or two days after deposit in the United States mail, to the following addresses:

To the Sublessor:	Hyperion Solutions Corporation
900 Long Ridge Road
Stamford, Connecticut 06902
Attn: Real Estate Director

with a copy to:	Hyperion Solutions Corporation
5450 Great American Parkway
Santa Clara, CA 95054
Attn: General Counsel

and a copy to:	Hopkins & Carley
70 S First Street
San Jose, California 95113
Attention: Julie A. Frambach

To the Sublessee:	At the Subleased Premises, whether or not Sublessee has abandoned or vacated the Subleased Premises or notified the Sublessor of any other address

with a copy to:	Stein & Lubin
600 Montgomery Street, Suite 1400
San Francisco, CA 94111
Attn: Paul J. Niewiadomski

     14.2 When this Sublease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Sublease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute

ARTICLE 15

ATTORNEYS’ FEES AND COSTS

     15.1 Sublessor Made Party to Litigation. If Sublessor becomes a party to any litigation brought by someone other than Sublessee and concerning this Sublease, the Subleased Premises, or Sublessee’s use and occupancy of the Subleased Premises, to the extent allegations are based upon, arise from or are related to any real or alleged act or omission of Sublessee or its authorized representatives, Sublessee shall be liable to Sublessor for reasonable attorneys’ fees and court costs incurred by Sublessor in the litigation.

     15.2 Certain Litigation Between the Parties. In the event any action or proceeding at law or in equity or any arbitration proceeding be instituted by either party, for an alleged breach of any obligation of Sublessee under this Sublease, to recover Rent, to terminate the tenancy of Sublessee at the Subleased Premises, or to enforce, protect, or establish any right or remedy of a party to this Sublease Agreement, the prevailing party (by judgment or settlement) in such action or proceeding shall be entitled to recover as part of such action or proceeding such reasonable attorneys’ fees, expert witness fees, and court costs as may be fixed by the court or jury, but this provision shall not apply to any cross-complaint filed by anyone other than Sublessor in such action or proceeding.

     15.3 Sublessor’s Costs. In any case where Sublessee requests permission from Sublessor to assign, sublet, make alterations, or receive any other consent or obtain any waiver from or modification to the terms of this Sublease, Sublessee shall pay to Sublessor a reasonable administrative charge and Sublessor’s reasonable attorney’s fees incurred by Sublessor in reviewing such request.

ARTICLE 16

EXHIBITS

     16.1 Exhibits and Attachments. All exhibits and attachments to this Sublease are a part hereof.

     IN WITNESS WHEREOF, Sublessor and Sublessee have executed and delivered this Sublease on the date first set forth above.

SUBLESSOR		SUBLESSEE

HYPERION SOLUTIONS CORPORATION,		FOUNDRY NETWORKS, INC.,
a Delaware corporation		a Delaware corporation
	/s/ Claire Goldbloom		/s/ Timothy Heffner

By:	Claire Goldbloom	By:	Timothy Heffner

Its:	VP Corporate Counsel	Its:	CFO

	/s/ Francois Delepine		/s/ Bobby R. Johnson, Jr.

By:	Francois Delepine	By:	Bobby R. Johnson, Jr.

Its:	VP Corp. Finance	Its:	CEO

EXHIBIT A

SULEASED PREMISES

[Maps of Subleased Premises]

EXHIBIT B

MASTER LEASE

Page i

Page ii

Page iii

Page iv

[EXCLUDED EXHIBITS

     The following exhibits to the Lease dated December 20, 1999 by and between Sobrato Development Companies #961 and Brio Technology, Inc. have been omitted from this filing.

     Brocade Communications Systems, Inc. hereby agrees to furnish supplementally to the Commission any omitted exhibit upon request.

EXHIBIT A – Premises, Building & Project
EXHIBIT B – Declaration of Reciprocal Easement, Easements and Covenants
EXHIBIT C – Office Shell Plans and Specifications
EXHIBIT D – Tenant Improvement Plans and Specifications]

Page v

10600 North De Anza Blvd.	408.446.0700
Suite 200	Fascsimile: 408.448.0583
Cupertino, CA 95014-2075	www.sobrato.com

SOBRATO
DEVELOPMENT COMPANIES

1. PARTIES: THIS LEASE, is entered into on this 20th day of December, 1999, (“Effective Date”) between SOBRATO DEVELOPMENT COMPANIES #961, a California Limited Partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and BRIO TECHNOLOGY, INC., a California Corporation, whose address is 3460 W. Bayshore, Palo Alto, CA 94303, hereinafter called respectively Landlord and Tenant.

2. PREMISES: Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain Premises with the appurtenances, situated in the City of Santa Clara, County of Santa Clara, State of California, consisting of a 5-story steel frame building commonly known and designated as 4980 Great America Parkway consisting of 140,935 rentable square feet (“Building”). Unless otherwise provided herein, Tenant shall have the non-exclusive right to use the real property surrounding the Building and the building commonly known as 4988 Great America Parkway (“4988 Building”), as shown on Exhibit “A” attached hereto (“Common Area”) and in accordance with the Declaration of Reciprocal Easement, Easements and Covenants and First Amendment (“Reciprocal Easement”) attached hereto as Exhibit “B”. The Building, the 4988 Building and the Common Area are collectively referred to herein as the “Project”. Unless expressly provided otherwise, the term Premises as used herein shall include the Tenant Improvements (defined in Section 5.B) constructed by Landlord and Tenant pursuant to Section 5.B. With regard to the parking stalls within the Common Area, Tenant shall have the exclusive right to use the parking garage of approximately 488 parking spaces, except for 38 spaces which shall be available for exclusive use by the tenant of the 4988 Building. Tenant shall have the right to install security measures for the garage, such as card key access, provided (i) the tenant of the 4988 Building is given controlled access to the parking spaces to be designated for such tenant at all times as determined by Tenant and Landlord jointly and (ii) there are no restrictions on access to the garage during normal business hours (unless otherwise agreed by all parties including the tenant in the 4988 Building). Tenant shall also have the right to use 27 parking spaces on the on-grade parking lot to be designated for exclusive use by Tenant as shown in the Reciprocal Easement. Tenant shall have the obligation to keep the parking garage in good condition and repair, at Tenant’s sole cost, except for the structural portions thereof which shall be maintained by Landlord at its sole cost. The tenant of the 4988 Building shall have the obligation to maintain the on-grade parking area at its sole cost. All other Common Area expenses shall be prorated pursuant to Section 8 of this Lease. Tenant shall also have the non-exclusive right to use all other portions of the Common Area as set forth in the Reciprocal Easement attached hereto as Exhibit B.” Tenant shall have the right to install a generator (properly screened from view) benches, tables, chairs, umbrellas and other outdoor amenities, security cameras, and other similar removable equipment and furnishings in the Common Area provided: (i) all such items are installed by Tenant in a manner reasonably compatible with the design and quality of the Project; and (ii) such items do not adversely affect or interfere with other tenants in the Project, as reasonably determined by Landlord. In addition, Tenant shall have the right, at its sole cost, to install lighting and security devices, including card key access, in the parking garage. Landlord shall not materially modify the Common Area without prior written notice to Tenant, and no modifications shall be made to the Common Area which would materially interfere with Tenant’s business or use of the Premises or decrease the amount of parking available for the Project. Any modification to the Common Areas shall be done in a manner which minimizes disruption to Tenant.

3. USE:

     A. Permitted Uses: Tenant shall use the Premises only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: Office, research and development, marketing, light manufacturing, ancillary storage and other incidental uses. Tenant shall use only the number of parking spaces allocated to Tenant under this Lease. All commercial trucks and delivery vehicles shall (i) be parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain within the Project only so long as is reasonably necessary to complete the loading and unloading. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

     B. Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Premises, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling or columns of the building or set any load on the floor in excess of the load limits for which such items are designed, or (iii) generate dust, fumes or waste products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building (excluding items stored in permitted storage enclosures designed for such purpose) without Landlord’s prior approval, which approval may be withheld in its sole discretion.

     C. Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or about the Premises any signs not approved by the city and other governing authority having jurisdiction. Subject to the foregoing requirement, Tenant shall have the right to place two (2) signs mounted on the Building and one (1) ground mounted monument sign within the Project. The design and placement of the monument sign shall be subject to the reasonable approval of Landlord. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant’s expense.

2

     D. Covenants, Conditions and Restrictions: This Lease is subject to the effect of (i) any easements, mortgages or deeds of trust, ground leases, rights of way of record and any other matters or documents of record; and (ii) any zoning laws of the city, county and state where the Building is situated (collectively referred to herein as “Restrictions”) and Tenant and Landlord will conform to and will not violate the terms of any such Restrictions.

4. TERM AND RENTAL:

     A. Base Monthly Rent: The term (“Lease Term”) shall be for one hundred twenty (120) months, commencing on substantial completion of construction as determined pursuant to Section 5.G (the “Commencement Date”) estimated to occur on June 1, 2000, and ending one hundred twenty (120) months thereafter, (“Expiration Date”). In addition to all other sums payable by Tenant under this Lease, Tenant shall pay as base monthly rent (“Base Monthly Rent”) for the Premises in an amount determined pursuant to the following schedule:

Months 01 — 12:	$323,445.83
Months 13 — 24:	$333,149.20
Months 25 — 36:	$343,143.68
Months 37 — 48:	$353,437.99
Months 49 — 60:	$364,041.13
Months 61 — 72:	$374,962.36
Months 73 — 84:	$386,211.23
Months 85 — 96:	$397,797.57
Months 97 -108:	$409,731.49
Months 109 — 120:	$422,023.44

Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Base Monthly Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Concurrently with Tenant’s execution of this Lease, Tenant shall pay to Landlord the sum of Three Hundred Twenty Three Thousand Four Hundred Forty Five and 83/100 ($323,445.83) as prepaid rent for the first month of the Lease.

     B. Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date

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that the overdue amount was due. The foregoing notwithstanding, Landlord agrees to provide written notice and a 3-day cure period to Tenant no more than once every 18 months of the Lease Term prior to assessing such late charge. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 19.J following the date such amount became due until paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant’s default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

     C. Security Deposit: Concurrently with Tenant’s execution of this Lease, Tenant has deposited with Landlord the sum of Three Hundred Twenty Five Thousand Dollars ($325,000.00) (“Security “Deposit”). Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to interest on the Security Deposit. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant’s default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default; (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default including, but not limited to Tenant’s failure to restore or clean the Premises following vacation thereof. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord. If Tenant shall monetarily default after expiration of any applicable cure period more than three (3) times in any twelve (12) month period, then the Security Deposit shall, within ten (10) days after demand by Landlord, be increased by Tenant to an amount equal to three (3) times the Base Monthly Rent. Tenant may not assign or encumber the Security Deposit without the consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord’s written notice itemizing the amounts and purposes for such deduction. In the event of termination of Landlord’s interest in this Lease, Landlord may deliver or credit the Security Deposit to Landlord’s successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.

5. CONSTRUCTION:

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     A. Building Shell Construction: Prior to the Commencement Date, Landlord shall complete construction of shell of the Building and interior core improvements (“Office Building Shell”) the scope of which improvements are outlined in the plans and specifications attached as Exhibit “C” (“Office Shell Plans and Specifications”). Landlord shall be responsible and pay for all costs and expenses associated with the Office Building Shell. Tenant shall retain the right to substitute material finishes in the lobby and core areas of the Building provided (i) Tenant shall be responsible for any cost increases due to such substitution, and (ii) any delay in Substantial Completion of the Premises resulting from such substitution shall be deemed a Tenant Delay pursuant to Section 5.I of this Lease. The Office Building Shell shall be constructed in a good and workmanlike fashion and in compliance with all codes, laws, rules and regulations of applicable governmental authority. Landlord shall assign to Tenant any warranties related to the Office Building Shell which would reduce Tenant’s maintenance obligations hereunder and shall cooperate with Tenant to enforce all such warranties. Such warranties shall include the warranty on the roof membrane Landlord has received from the roofing contractor.

     B. Tenant Improvement Plans: Tenant, at Tenant’s sole cost and expense, shall retain an interior architect (“Architect”) to prepare plans and outline specifications to be attached as Exhibit “D” (“Tenant Improvement Plans and Specifications”) with respect to the construction of the balance of the improvements to the interior of the premises (“Tenant Improvements”) necessary for Tenant’s use and occupancy of the Building. Landlord shall cause Tenant Improvements to be constructed by the Devcon Construction (“General Contractor”), in accordance with Tenant Improvement Plans and Specifications. The Tenant Improvement Plans and Specifications shall be completed for all aspects of the work by (i) February 14, 2000 with all detail necessary for submittal to the city for issuance of building permits, and (ii) March 6, 2000 with all detail necessary for construction and shall include any information required by the relevant agencies regarding Tenant’s use of Hazardous Materials if applicable. The Tenant Improvements shall consist of all items not included within the scope of the Office Building Shell. All Tenant Improvements shall be subject to Landlord’s approval, which approval which shall not be unreasonably withheld, conditioned or delayed. The Tenant Improvement Plans and Specifications shall provide for a minimum build-out in all areas of the Premises consisting of: (i) fire sprinklers, (ii) floor coverings, (iii) t-bar suspended ceiling (iv) distribution of the HVAC system, (v) 2’ x 4’ drop-in florescent lighting, and (vi) any other work required by the City of Santa Clara necessary to obtain a Certificate of Occupancy. Tenant shall not have the right to delay the completion of the foregoing minimum Tenant Improvement build-out. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow the General Contractor to construct the Tenant Improvements. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits in the Tenant Improvements paid for Tenant. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefore.

     Landlord shall use its reasonable best efforts to obtain a building permit from the City of Santa Clara for the Tenant Improvements as soon as possible after submittal of the Tenant

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Improvement Plans and Specifications, and thereafter to cause the General Contractor to Substantially Complete the Tenant Improvements. The Tenant Improvements shall be deemed substantially complete when: (i) Tenant Improvements have both been substantially completed in accordance with the Tenant Improvement Plans and Specifications, as evidenced by the issuance of a certificate of occupancy or its equivalent by the appropriate governmental authority, (ii) Tenant’s Architect has certified that the Tenant Improvements have been completed in accordance with the Tenant Improvement Plans and Specifications, and Landlord’s Architect has certified to Tenant that the Office Building Shell and Project have been completed in accordance with the Office Building Shell Plans and Specifications; and (iii) the Building systems including, but not limited to, mechanical, electrical and plumbing, are operational to the extent necessary to service the Premises, and Tenant has use of substantially all parking spaces called for under this Lease. Installation of (i) Tenant’s data and phone cabling, (ii) Tenant’s furniture, or (iii) the exterior landscaping shall not be required in order to deem the Tenant Improvements Substantially Complete. Landlord agrees to provide Tenant a Certificate of Occupancy from the City of Santa Clara (or its equivalent) within sixty (60) days following the Commencement Date.

     C. Pricing: Within ten (10) days after completion of the Tenant Improvements Plans and Specifications, Landlord shall cause the General Contractor to submit to Tenant copies of competitive bids (including a schedule of values for each bid) from at least three (3) subcontractors (at least one of which such subcontractors may be specified by Tenant, subject to Landlord’s reasonable approval) for each aspect of the work in excess of Five Thousand and No/100 Dollars ($5,000.00) related to the Tenant Improvements. The foregoing notwithstanding, Tenant shall have the right to sole-source to designated subcontractors (subject to Landlord’s reasonable approval) for specialty rooms, including the IDF/Server rooms. General Contractor shall not do any self-performed work over $10,000.00 without first providing Tenant with 3 bids for comparison purposes. Landlord shall cause the General Contractor to utilize the low bid in each case unless Tenant approves General Contractor’s use of another subcontractor, and the cost of the Tenant Improvements shall be based upon construction expenses equal to (i) the bid amounts as approved by Tenant, and (ii) the general contractor fee specified in Section 5.H below (“Tenant Improvement Budget”). Upon Tenant’s written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the cost estimate was made, and Tenant shall cause the General Contractor shall proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.G below. If Tenant does not specifically approve or disapprove the bids within seven (7) days, Tenant shall be deemed to have approved the bids.

     D. Change Orders: Tenant shall have the right to order changes in the manner and type of construction of the Tenant Improvements. Upon request and prior to Tenant’s submitting any binding change order, Landlord shall cause the General Contractor to promptly provide Tenant with written statements of the cost to implement, cost breakdown, and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on General Contractor. If no time delay or increased construction cost amount is

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noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall cause the General Contractor shall implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by General Contractor to Tenant for any such change order. The fee charged by General Contractor in addition to any such change order shall be consistent with Section 5.H below.

     E. Letter of Credit to Secure Tenant Improvement Construction: Within five (5) days following the Effective Date, Tenant shall deposit with Landlord a letter of credit (“Letter of Credit”) in an amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00), to secure Tenant’s obligation to complete Tenant Improvements pursuant to this Lease. The Letter of Credit shall thereafter be promptly reduced upon presentation to Landlord of evidence reasonably satisfactory to Landlord that a percentage of the Tenant Improvements equal to the requested reduction has been satisfactorily completed and paid for including partial lien waivers and architects’ certificates. Upon Landlord’s receipt of reasonably satisfactory evidence that the Tenant Improvements have been completed free of liens and that Tenant has fully paid for the cost of all of Tenant Improvements, the Letter of Credit shall be cancelled and returned to Tenant by Landlord. Landlord shall be entitled to draw against the full amount of the Letter of Credit at any time provided only that Landlord certifies to the issuer of the Letter of Credit that Tenant has failed to make a payment for Tenant Improvement costs as provided in 5.D (unless Tenant disputes an amount due in which event Tenant shall be entitled to withhold the amount so disputed), that Tenant has failed to timely renew or extend the Letter of Credit as required by this paragraph, or that Tenant has failed to amend the Letter of Credit or obtain a new Letter of Credit as required by this paragraph. Tenant shall keep the Letter of Credit in effect at all times prior to payment in full for the Tenant Improvements. At least sixty (60) days prior to expiration of any Letter of Credit, the term thereof shall be renewed or extended for a period that extends until Tenant has paid in full for the Tenant Improvements. Tenant’s failure to so renew or extend the Letter of Credit shall be a material default of this Lease by Tenant entitling Landlord to draw down on the entire amount of the Letter of Credit. Any amounts drawn on the Letter of Credit shall be used to pay for the cost of the Tenant Improvements. In the event the Letter of Credit is drawn by Landlord, and the proceeds used to pay for the completion of the Tenant Improvements, then promptly following Landlord’s completion of the Tenant Improvements Landlord shall refund to Tenant any excess proceeds from the Letter of Credit.

     F. Tenant Improvement Costs: The cost of Tenant Improvements shall consist of only the following to the extent actually incurred by General Contractor in connection with the construction of Tenant Improvements: construction costs, all permit fees, all fees associated with Tenant’s Architect, engineers and consultants, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements, and the General Contractor overhead as described in Section 5.H below. During the course of construction of Tenant Improvements, Landlord shall cause the General Contractor to deliver to Tenant not more than once each calendar month a written request for payment (“Progress Invoice”) which shall include and be accompanied by General Contractor’s certified statements setting forth the amount

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requested, certifying the percentage of completion of each item for which reimbursement is requested. Tenant shall have a right of reasonable review and approval of the Progress Invoice. Tenant shall pay directly to the General Contractor the amount due pursuant to the Progress Invoice, within fifteen (15) days after Tenant’s receipt of the above items. All costs for Tenant Improvements shall be fully documented to and verified by Tenant.

     G. Force Majeure: Any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and another causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5 by a period equal to the period of any said prevention, delay or stoppage; provided, however, that in the event of any such prevention, delay or stoppage, Landlord shall notify Tenant in writing within five (5) business days of Landlord’s discovery of such. If Landlord fails to do so, Landlord may not claim that any such delay extends the date for Substantial Completion. If Landlord cannot obtain building permits or Substantially Complete construction by the dates set forth herein, this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom.

     In the event Landlord has failed to achieve Substantial Completion of the Premises by August 1, 2000 (as such date is extended by Tenant Delays), Tenant shall have the right to terminate the involvement of Landlord and the General Contractor in the construction process by providing Landlord written notice of such election. Tenant shall thereafter be entitled to complete construction using a general contractor and/or construction manager of selected by Tenant. In such event, Tenant shall be entitled to deduct from the Base Monthly Rent initially payable hereunder any Tenant Improvement costs incurred by Tenant in excess of the Tenant Improvement Budget approved by Tenant pursuant to Section 5.C as a result of Landlord’s failure to achieve Substantial Completion.

     H. General Contractor Overhead & Profit: As compensation to General Contractor for its services related to construction of the Building Shell and Tenant Improvements, General Contractor shall receive a fee of six percent (6.0%) of the cost of construction to cover all of the following: construction supervision and administration, temporary on-site facilities, home office administration, supervision, project executive, general superintendent, general overhead, office supplies, accounting services, computer charges, telephone expenses, fax office/job site, data processing, secretarial services, mail, express mail, insurance, City licenses, project manager, estimator, project engineer, scheduling, reconstruction services, superintendent, general labor, daily clean-up and final clean-up, protection of work, petty cash, safety enforcement and safety signage, small tools, first aid facilities, general field coordination, project field office, Tenant vendor coordination, blueprinting, job trailer, temporary structures, utilities, and coordination and construction profit. Except as provided therein, Landlord or General Contractor shall not receive any other fee or payment from Tenant in connection with General Contractor’s services.

     I. Tenant Delays: A “Tenant Delay” shall mean any delay in Substantial Completion of the Building as a result of any of the following: (i) Tenant’s failure to complete or

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approve the Tenant Improvement Plans by the dates set forth in Section 5.B, (ii) Tenant’s failure to approve the bids for construction by the dates set forth in Section 5.C, (iii) changes to the plans requested by Tenant which delay the progress of the work, (iv) Tenant’s request for materials components, or finishes which are not available in a commercially reasonable time given the target Commencement Date, (v) Tenant’s failure to make a progress payment for Tenant Improvement costs as provided in Section 5.F, (vi) Tenant’s request for more than one (1) rebidding of the cost of all or a portion of the work, and (vii) any errors or omissions in the Tenant Improvement Plans provided by Tenant’s architect. In the event Landlord believes Tenant is causing a Tenant Delay, Landlord shall notify Tenant in writing, state the action or inaction that it believes is causing the Tenant Delay, and state the date from which a Tenant Delay is being calculated. Claim of Tenant Delay shall be made within five (5) days after Landlord’s discovery of the occurrence of the event giving rise to such claim. Tenant shall have the right to expedite work, at its sole cost, to minimize the effect of any Tenant Delays, to the extent it is practicable to do so. No Tenant Delay shall advance the Commencement Date to a date before the estimated Commencement Date of June 1, 2000. Notwithstanding anything to the contrary set forth in this Lease, and regardless of the actual date the Premises are Substantially Complete, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonable determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of the labor or materials, Tenant shall pay the cost of such increases.

     J. Insurance: Landlord shall cause the General Contractor to procure (as a cost of the Building Shell) a “Broad Form” liability insurance policy in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shell) builder’s risk insurance for the full replacement cost of the Building Shell and Tenant Improvements while the Building and Tenant Improvements are under construction, up until the date that the casualty insurance policy described in Section 9 is in full force and effect.

     K. Punch List & Warranty: After the Building Shell and Tenant Improvements are Substantially Complete, Landlord shall cause the General Contractor to immediately correct any construction defect or other “punch list” item which Tenant brings to General Contractor’s attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. General Contractor shall provide a standard contractor’s warranty with respect to the Building Shell and the Tenant Improvements for one (1) year from the Commencement Date. Such warranty shall exclude routine maintenance, damage caused by Tenant’s negligence or misuse, and acts of God.

     Landlord shall warrant the Office Building Shell and Tenant Improvements against defects in workmanship or materials, including, but not limited to, HVAC systems, electrical system and devices, plumbing system and devices (but excluding Tenant Improvements performed by subcontractors sole-sourced pursuant to Section 5.C above), for one (1) year from the Commencement Date. Such warranty shall exclude (i) routine maintenance, (ii) damage caused by the negligence or misuse by Tenant, and (iii) acts of God.

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     L. Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant’s cost. Prior to Substantial Completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. When the construction of the Tenant Improvements has proceeded to the point where Tenant’s work of installing its fixtures and equipment in the Premises can be commenced, General Contractor shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant’s trade fixtures and equipment. Any such installation work by Tenant or its authorized representatives and contractor shall be undertaken upon the following conditions: (i) the entry into the Premises by Tenant or its representatives or contractors shall not interfere with or delay General Contractor’s work, (ii) the entry into the Premises by Tenant or its representatives or contractors shall be under all the terms and conditions of the Lease except for payment of Base Monthly Rent and other expenses due under the Lease, and (iii) any contractor used by Tenant in connection with such entry shall not interfere with the ability of the General Contractor to complete construction using union labor.

6. ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER:

     A. Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date. Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in this Lease. Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for “Punch List” type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession, subject to: (i) any claims with respect to latent defects, (ii) the warranties from Landlord contained in this Lease, (iii) Landlord’s obligations to correct construction defects, and (iv) any failure of the Premises to comply with laws in effect as of the date of completion. At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such acceptance agreement has been executed, and Tenant’s obligation to pay Base Monthly Rent and Additional Rent shall not be excused or delayed because of Tenant’s failure to execute such acceptance agreement. Within sixty (60) days after the Commencement Date, Tenant agrees to be in occupancy of at least fifty percent (50%) of the rentable square footage of the Premises.

     B. Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear, casualty damage and maintenance otherwise the responsibility of Landlord pursuant to this Lease excepted. In this regard, “normal wear and tear” shall be

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construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls shall be cleaned, patched, and otherwise made paint-ready, (ii) all tiled floors shall .be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed, (iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant’s contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in “good operating condition and repair” as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses. On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. At the expiration of the Lease Term, Landlord shall not have the right to require that Tenant remove from the Premises any of the Tenant Improvements or any Alterations made with Landlord’s consent unless Landlord, at the time of granting such consent, indicates that the subject Alteration must be removed upon the expiration of the Lease Term. With respect to Permitted Alterations as defined in Section 7A. below, Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether Landlord desires to have any such Permitted Alterations removed. If Landlord shall so desire, Tenant shall, at Tenant’s sole cost and expense, remove such Alterations and Permitted Alterations as Landlord requires and shall repair any damage to the Building which results from Tenant’s removal of any Alterations, Permitted Alterations and any improvements and/or Tenant’s equipment, fixtures, and component and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work.

     C. Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate provided, however, that Landlord shall be required to give Tenant at least thirty (30) days’ advance notice of any potential loss or liability resulting from such delay. Any holding over after the termination or Expiration Date with Landlord’s express written consent, shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred twenty five percent (125%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms

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and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

7. ALTERATIONS AND ADDITIONS:

     A. Tenant’s Alterations: Tenant shall not make, or suffer to be made, any alteration or addition to the Premises (“Alterations”), or any part thereof, without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen (15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket costs incurred in reviewing Tenant’s plans. After obtaining Landlord’s consent, which consent shall state whether or not Landlord will require Tenant to remove such Alteration at the expiration or earlier termination of this Lease, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15” X 21”) vellum as-built drawings, and (iii) a certificate of occupancy for the work upon completion of the Alterations. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. During the Lease Term, the Alterations shall be the property of the Tenant and Tenant shall be entitled to all tax benefits associated therewith. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense. Notwithstanding the foregoing, Tenant shall be entitled without obtaining Landlord’s consent, to make Alterations which do not affect the structure of the Building or which do not cost more than Fifty Thousand Dollars ($50,000.00) per Alteration (“Permitted Alterations”); provided, however, that Tenant shall still be required to comply with all other provisions of this paragraph.

     B. Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within twenty (20) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at

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Tenant’s expense and all resulting costs incurred by Landlord, including reasonable attorney’s fees shall be due from Tenant as additional rent.

     C. Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant’s sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations, except as specifically provided otherwise in this Lease.

All costs associated with compliance shall be borne by Tenant if the requirement for compliance is triggered by: (i) Tenant’s specific use or change of use of the Premises; or (ii) Tenant’s construction or installation of any Alterations or trade fixtures. If a capital improvement or replacement to the Premises is required pursuant to this Section 7.C. for any other reason, then within fifteen (15) business days after Tenant delivers evidence reasonably satisfactory to Landlord substantiating Tenant’s payment of such capital improvement, Landlord shall reimburse Tenant for the cost of the improvement or replacement less that portion of the cost equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the capital improvement, as reasonably determined by Landlord in accordance with generally accepted accounting principles. If the capital improvement is made during the initial Lease Term, Tenant’s share shall initially be based on the initial Lease Term and if Tenant thereafter exercises its Option pursuant to Section 18 below, then upon the commencement of the Option Term, an adjustment shall be made so that during the Option Term Tenant shall pay its share determined by multiplying the cost of the capital improvement by a fraction, the numerator of which is the sum of the Lease Term remaining at the time the capital expenditure was made and the Option Term and the denominator of which is the useful life of the capital improvement. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

8. MAINTENANCE OF PREMISES:

     A. Landlord’s Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, all structural portions of the Building, including, without limitation, the foundation, floor slabs, load bearing walls, below-ground plumbing and sewage facilities, columns and roof structure of the Building Shell, and the structural elements of the adjacent parking structure.

     B. Tenant’s Obligations: Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all above-the-foundation plumbing and sewage facilities, (ii) all

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heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment, (vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises, (viii) all elevator equipment, (ix) the roof membrane system (subject to the provisions of Section 8.G. below), and (x) all waterscape, landscaping and shrubbery. All wall surfaces and floor tile are to be maintained in an as good a condition as when Tenant took possession free of holes, gouges, or defacements. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer’s recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord. The foregoing notwithstanding, Tenant shall have no responsibility to perform any repair, maintenance or improvement: (i) occasioned by fire, acts of God or other casualty, whether or not covered by insurance, or by the exercise of the power of eminent domain, (ii) required as a consequence of any violation of laws or construction defect in the Premises existing as of the Commencement Date, or (iii) for which Landlord has a right of reimbursement from others.

     C. Landlord and Tenant’s Obligations Regarding Reimbursable Operating Costs: In addition to the direct payment by Tenant of expenses as provided in Sections 8.B, 9, 10 and 11 of this Lease, Tenant agrees to reimburse Landlord for Tenant’s Allocable Share (as defined in Section 8.E below) of Reimbursable Operating Costs (as defined in Section 8.D below) resulting from Landlord payment of expenses related to the Building or Project which are not otherwise paid by Tenant directly. Tenant agrees to pay its Allocable Share of the Reimbursable Operating Costs as additional rental within thirty (30) days of written invoice from Landlord.

     D. Reimbursable Operating Costs: For purposes of calculating Tenant’s Allocable Share of Building and Project Costs, the term “Reimbursable Operating Costs” is defined as all costs and expenses of the nature hereinafter described which are incurred by Landlord in connection with ownership and operation of the Building or the Project in which the Premises are located, together with such additional facilities as may be determined by Landlord to be reasonably desirable or necessary to the ownership and operation of the Building and/or Project. All costs and expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied (with accruals appropriate to Landlord’s business), including but not limited to the following: (i) common area utilities, including water, power, telephone, heating, lighting, air conditioning, ventilating, and Building utilities to the extent not separately metered; (ii) common area maintenance and service agreements for the Building and/or Project and the equipment therein, including without limitation, common area janitorial services, alarm and security services, exterior window cleaning, and maintenance of the sidewalks, landscaping, waterscape, roof membrane, parking areas, driveways, service areas, mechanical rooms, elevators, and the building exterior; (iii) insurance premiums and costs, including without limitation, the premiums and cost of fire, casualty and liability coverage and rental abatement and earthquake (as limited in Section 9.B below) insurance applicable to the Building or Project; (iv) repairs, replacements and general maintenance (excluding repairs and

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general maintenance paid by proceeds of insurance or by Tenant or other third parties, and repairs or alterations attributable solely to tenants of the Building or Project other than Tenant); and (v) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Building or Project, upon the occupancy of the Building or Project and including any substitute or additional charges which may be imposed during, or applicable to the Lease Term including real estate tax increases due to a sale, transfer or other change of ownership of the Building or Project, as such taxes are levied or appear on the City and County tax bills and assessment rolls. Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project. Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project. This is a “Net” Lease, meaning that Base Monthly Rent is paid to Landlord absolutely net of all costs and expenses except as otherwise specifically set forth in this Lease. The provision for payment of Reimbursable Operating Costs by means of periodic payment of Tenant’s Allocable Share of Building and/or Project Costs is intended to pass on to Tenant and reimburse Landlord for all costs of operating and managing the Building and/or Project. Notwithstanding anything to the contrary contained in this Lease, Reimbursable Operating Costs shall not include any of the items set forth in Exhibit “G” attached hereto.

     E. Tenant’s Allocable Share: For purposes of prorating Reimbursable Operating Costs which Tenant shall pay, Tenant’s Allocable Share of Reimbursable Operating Costs shall be computed by multiplying the Reimbursable Operating Costs by a fraction, the numerator of which is the rentable square footage of the Premises and the denominator of which is either the total rentable square footage of the Building if the service or cost is allocable only to the Building, or the total square footage of the Project if the service or cost is allocable to the entire Project. Tenant’s obligation to share in Reimbursable Operating Costs shall be adjusted to reflect the Lease Commencement and Expiration dates and is subject to recalculation in the event of expansion of the Building or Project.

     F. Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, unless due to the gross negligence or willful misconduct of Landlord, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord’s obligation of tenantability and Tenant’s right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

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     G. Replacements: If as a part of Tenant’s fulfillment of its obligations under Section 8.B above, Tenant is required to (i) replace the roof membrane on the Building, or (ii) replace any portion of the Office Building Shell or Common Area which costs in excess of Fifty Thousand Dollars ($50,000.00) and such replacement occurs in the last two (2) years of the Lease Term, then Landlord shall, within ten (10) days following receipt of written invoices and supporting documentation evidencing the reasonable costs incurred by Tenant in making such replacement, reimburse Tenant for the entire cost of the replacement less that portion of the cost equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, and the denominator of which is the useful life (in years) of the replacement. If the replacement occurs during the initial Lease Term, Tenant’s share shall initially be based on the initial Lease Term and if Tenant thereafter exercises its Option pursuant to Section 18 below, then upon the commencement of the Option Term, an adjustment shall be made so that during the Option Term Tenant shall pay its additional share determined by multiplying the cost of the replacement by a fraction, the numerator of which is the sum of the Lease Term remaining at the time of the replacement and the Option Term and the denominator of which is the useful life of the replacement.

9. HAZARD INSURANCE:

     A. Tenant’s Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

     B. Landlord’s Insurance: Landlord agrees to purchase and keep in force fire, extended coverage and rental loss (such rental loss covering a 12 month period) insurance in an amount equal to the replacement cost of the Building (not including any Tenant Improvements or Alterations paid for by Tenant) as determined by Landlord’s insurance company’s appraisers. Landlord agrees to obtain earthquake insurance subject to the terms hereof if available, but only to the extent the cost thereof does not exceed five cents ($.05) per square foot of the Premises per month, compounded each year during the Lease term at three percent (3%). If the premium due for such insurance exceeds the foregoing amount, Landlord can elect to continue such insurance and pay the excess portion of the premium or to terminate earthquake coverage upon ten (10) days’ prior written notice to Tenant, unless Tenant notifies Landlord in writing within such ten (10) day period that Tenant will pay the entire cost of the insurance premium due for that year. The parties shall review the earthquake coverage and premiums due annually during the Lease term in accordance with the foregoing. Landlord shall be responsible for paying the deductible under the earthquake insurance carried by Landlord pursuant to the terms hereof and the deductible payable in the event of an earthquake shall not be subject to reimbursement by Tenant. Additionally, Landlord may maintain a policy of commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury,

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bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy. Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. It is understood and agreed that Tenant’s obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

     C. Tenant’s Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements (for which it has paid from sources other than the Work Allowance), and Alterations for their full replacement value (without depreciation) and to obtain worker’s compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant’s liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an “occurrence” rather than on a “claims made” basis. Tenant shall name Landlord and Landlord’s lender as an additional insured and shall deliver a copy of the policies and renewal certificates to Landlord. All such policies shall provide for thirty (30) days’ prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

     D. Waiver: Landlord and Tenant hereby waive all rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The Parties shall use their reasonable efforts to obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

10. TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant’s personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant’s obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the

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position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord’s sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services. Tenant at its cost shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any real property taxes that are to be paid by Tenant. Landlord shall not be required to join in any such proceeding or contest unless the provisions of any law require that the proceeding or contest be brought by or in the name of the owner of the Premises. In such event, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord’s name, provided that Landlord is not required to bear any cost in connection therewith.

11. UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring (unless due to the gross negligence or willful misconduct of Landlord), through or in connection with or incidental to furnishing or the utility company’s failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease. Notwithstanding the foregoing, if utility services to the Premises are interrupted for a period of thirty (30) continuous business days through no fault of Tenant, then Tenant shall be entitled to an abatement of rent to the extent of the interference with Tenant’s use of the Premises occasioned thereby beginning on the expiration of such thirty (30) day period.

12. TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

     A. Tenant’s Responsibility: Without the prior written consent of Landlord, Tenant or Tenant’s agents, employees, contractors and invitees (“Tenant’s Agents”) shall not bring, use, or permit upon the Premises, or generate, create, release, emit, or dispose (nor permit any of the same) from the Premises any chemicals, toxic or hazardous gaseous, liquid or solid materials or waste, including without limitation, material or substance having characteristics of ignitability, corrosivity, reactivity, or toxicity or substances or materials which are listed on any of the Environmental Protection Agency’s lists of hazardous wastes or which are identified in Division 22 Title 26 of the California Code of Regulations as the same may be amended from time to time or any wastes, materials or substances which are or may become regulated by or under the authority of any applicable local, state or federal laws, judgments, ordinances, orders, rules, regulations, codes or other governmental restrictions, guidelines or requirements (“Hazardous Materials”) except for those substances customary in typical office uses for which no consent shall be required. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the toxic material to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution of the air, ground, surface and ground water. Landlord’s approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant’s use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Governmental Regulations applicable to Hazardous Materials including doing the

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following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and will provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant’s bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

     B. Tenant’s Indemnity Regarding Hazardous Materials: Tenant shall, at its sole cost and expense, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord’s trustees, shareholders, directors, officers, employees, partners, affiliates, and agents from, any claims, liabilities, costs or expenses incurred or suffered arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant, Tenant’s Agents or third party invitees through the surface soils of the Premises during the Lease Term or the violation of any Governmental Regulation or environmental law, by Tenant or Tenant’s Agents. Tenant’s indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liability, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under common law or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1980 (“RCRA”) or any other Federal, State, County or Municipal law, ordinance or regulation now or hereafter in effect; (ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building; (vi) Adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation caused by Tenant or Tenant’s Agents. This Section 12.B shall survive the expiration or termination of this Lease.

     C. Actual Release by Tenant: Tenant and Landlord agrees to notify each other of any known lawsuits or orders which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises.

Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord,

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within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant or Tenant’s Agents).

In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials caused by Tenant or Tenant’s agents or third party invitees, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant’s monitoring, cleanup and remedial steps.

In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant’s obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.

     D. Environmental Monitoring: Landlord and its agents shall have the right to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section 12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such costs incurred by Landlord, including attorneys’ and consultants’ fees, shall be due and payable by Tenant to Landlord within five (5) days following Landlord’s written demand therefore.

13. TENANT’S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant’s failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease by the date such amount is due, where such failure continues for three (3) business days after written notice from Landlord; (ii) the abandonment of the Premises by Tenant; (iii) Tenant’s failure to observe and

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perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord, provided however that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant’s making of any general assignment for the benefit of creditors; (v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (vii) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days.

     A. Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker’s fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term “rent”, as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, “worth at the time of award” shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

     B. Right to Re-enter: In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

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     C. Abandonment: If Landlord does not elect to terminate this Lease as provided in Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

     D. No Termination: Landlord’s re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

     E. Non-Waiver. The waiver by Landlord or Tenant of any breach of any term, covenant or condition, herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. Landlord may accept Tenant’s payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, the Landlord’s acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant’s Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any

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provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord’s consent to or approval of any act by Tenant which requires Landlord’s consent or approvals shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

     F. Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental. regulation, Landlord in its sole discretion may, with thirty (30) days’ written notice and without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 19.J) within ten (10) days of Landlord’s written notice for such payment.

     G. Habitual Default: The provisions of Section 13 notwithstanding, the Parties agree that if Tenant shall have defaulted (beyond any applicable cure period) in the performance of any (but not necessarily the same) term or condition of this Lease for four or more times during any twelve (12) month period during the Lease Term, then such conduct shall, at the election of the Landlord, represent a separate event of default which cannot be cured by Tenant. Tenant acknowledges that the purpose of this provision is to prevent repetitive defaults by Tenant, which work a hardship upon Landlord and deprive Landlord of Tenant’s timely performance under this Lease.

14. LANDLORD’S LIABILITY:

     A. Limitation on Landlord’s Liability: In the event of Landlord’s failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises (“Mortgagee”) that has provided Tenant with notice of ‘its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party beneficiary hereof. Tenant waives any right under California Civil Code Section 1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee’s interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant Further waives any right to

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terminate this Lease and to vacate the Premises on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief.

     B. Limitation on Tenant’s Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises or for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

     C. Indemnification of Landlord: As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord, and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use of occupancy of the Premises or any part of the Project by Tenant or Tenant’s Agents, the acts or omissions of Tenant or Tenant’s Agents, Tenant’s breach of this Lease, or any damage or injury to person or property from any cause, except to the extent caused by the willful misconduct or active negligence of Landlord or from the failure of Tenant to keep the Premises in good condition and repair as herein provided, except to the extent due to the gross negligence or willful misconduct of Landlord. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant’s Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord’s costs and expenses and reasonable attorney’s fees incurred in defending such claims.

15. DESTRUCTION OF PREMISES:

     A. Landlord’s Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall use due diligence to as promptly as practicable repair, at Landlord’s cost (subject to Tenant reimbursement for applicable insurance deductibles to the extent Tenant is responsible for such deductibles), the Premises to substantially the same condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent commencing from the date of destruction, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant’s business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance or Tenant’s fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and

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any other similarly enacted statute, and the provisions of this Section 15 shall govern in the case of such destruction.

     B. Limitations on Landlord’s Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the following occur: (i) if the repairs cannot be made in one (1) year from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration, (iii) the damage or destruction is not fully covered by the insurance maintained by Landlord (excluding deductible amounts) and any amounts Tenant elects, in its sole discretion, to pay towards the cost of repair or restoration, (iv) the damage or destruction occurs in the last six (6) months of the Lease Term (unless Tenant elects to exercise any available option to extend the Lease Term, (v) Tenant is in default pursuant to the provisions of Section 13, or (vi) Tenant has vacated the Premises for more than ninety (90) days. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If (i) the repairs cannot be made within one (1) year from the date of the damage or destruction or (ii) the damage or destruction occurs in the last six (6) months of the Lease Term, Tenant may elect to terminate this Lease by providing Landlord written notice of its election within sixty (60) days following the date of the damage or destruction.

16. CONDEMNATION:

     If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser (“Vesting Date”) and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Landlord shall cooperate with Tenant, without cost to Landlord, to recover compensation for damage to or taking of any Alterations, Tenant Improvements paid for by Tenant from sources other than the Work Allowance, or for Tenant’s moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking. Notwithstanding anything to the contrary in this Lease, if as a result of any taking or sale in lieu thereof under this Section 16, the Premises are no longer reasonably suitable for Tenant’s intended use, Tenant, upon written notice to Landlord, shall be entitled to terminate this Lease as of the Vesting Date.

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17. ASSIGNMENT OR SUBLEASE:

     A. Consent by Landlord: Except as specifically provided in this Section 17.E, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord. In the event Tenant desires to assign this Lease or any interest herein or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) the proposed agreements and all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years (if available), (iii) the nature of the proposed transferee’s business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord’s request, Tenant shall also provide additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a ten (10) business day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (1) terminate this Lease in the event the proposed sublease or assignment is for more than three (3) full floors within the Premises; (ii) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 10 business-day period, Landlord shall be deemed to have elected option (iii) above. In the event Landlord elects option (i) above, Landlord shall reimburse Tenant for any unamortized Tenant Improvement costs paid by Tenant and this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease or transfer was to commence, and from such date forward, Base Monthly Rent and Tenant’s Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Building. In the event Landlord elects option (ii) above, Landlord’s written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (i) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (ii) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (iii) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (iv) Tenant reimburses Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs not to exceed $2,000.00 incurred in connection with the granting of any requested consent; and (v) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent. Notwithstanding the foregoing, Landlord agrees that it will not exercise its right to terminate this Lease for either: (i) an assignment or sublease during the first thirty six (36) months of the Lease Term; or (ii) any assignment or sublease affecting less than three (3) full floors of the Premises.

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     B. Assignment or Subletting Consideration: Beginning thirty six (36) months after the Commencement Date, any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the Base Monthly Rent payable hereunder and reasonable subletting and assignment costs (including but not limited to legal fees, real estate commissions, advertising fees, and unamortized Tenant Improvements paid for by Tenant, provided further that such Tenant Improvements have value to the incoming subtenant), shall be divided and paid fifty percent (50%) to Landlord and fifty percent (50%) to Tenant. Tenant’s obligation to pay over Landlord’s portion of the consideration constitutes an obligation for additional rent hereunder. The above provisions relating to Landlord’s right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the Parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

     C. No Release: Any assignment or sublease shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed under the sublease and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

     D. Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant’s stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee or buyer shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to

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Landlord under which such transferee or buyer assumes the obligations of Tenant under the Lease.

     E. Permitted Transfers: Notwithstanding anything contained in this Section 17, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Tenant may sublease all or part of the Premises or assign its interest in this Lease to (i) any corporation which controls, is controlled by, or is under common control with the original Tenant to this Lease by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

     F. Effect of Default: In the event of Tenant’s default beyond any applicable cure period, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant’s Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A termination if the Lease due to Tenant’s default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord’s election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant’s Agents.

     G. Conveyance by Landlord: As used in this Lease, the term “Landlord” is defined only as the owner for the time being of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the Parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant’s security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.

     H. Successors and Assigns: Subject to the provisions this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all Parties hereto; and all Parties hereto comprising Tenant shall be jointly and severally liable hereunder.

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18. OPTION TO EXTEND THE LEASE TERM:

     A. Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, one (1) option (the “Option”) to extend the Lease Term for an additional term (the “Option Term”). The Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than twelve (12) months prior to the date the Lease Term would expire but for such exercise but no later than nine (9) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the average amount of Base Monthly Rent paid during the initial Lease Term (“Floor Rent”), and (ii) the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease beyond applicable cure periods either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term “Fair Market Rental” is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building. Fair Market Rental shall further take into account that (i) Tenant is in occupancy and making functional use of the Premises in its then existing condition, and (ii) no additional work allowance, tenant improvement investment, or leasing commission shall be required by Landlord.

     B. Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord’s determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord’s notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord’s determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord’s determination of Fair Market Rental shall be the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord’s determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair

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Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord’s determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

     C. Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:

     1. Within thirty (30) days after Tenant’s response to Landlord’s notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.

     2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

     3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

     4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in the Santa Clara Valley. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

     D. Personal to Tenant: All Options provided to Tenant in this Lease are personal and granted to Brio Technology, Inc. (and any transferee under a Permitted Transfer) and are not exercisable by any third party should Tenant assign or sublet all or a portion of its rights under this Lease, unless Landlord consents to permit exercise of any option by any assignee or subtenant, in Landlord’s sole and absolute discretion. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been properly exercised.

     E. Right to Rescind: If the determination of Fair Market Rental pursuant to the foregoing provision results in a Fair Market Rental which is in excess of the Floor Rent, Tenant shall be entitled to rescind its exercise of the Option within ten (10) days after the date on which Tenant is notified of the determination of Fair Market Rental, in which event the Lease Term

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shall be extended from the date on which the Lease would have expired if the Option were never exercised plus an additional period of three (3) months at a rate equal to 110% of the rent payable during the last month of the original Lease Term.

19. RIGHT OF FIRST OFFERING TO LEASE:

     A. Grant: Landlord hereby grants Tenant a right of first offering to lease the 4988 Building. Prior to Landlord offering to lease the 4988 Building to a third party (other than the third parties with existing rights as of the Effective Date), Landlord shall give Tenant written notice of such desire and the terms and other information under which Landlord intends to lease the 4988 Building. Provided at the time of exercise, (i) Tenant is not in default beyond any applicable cure period, and (ii) Tenant’s then current net worth (as evidenced by its most recent financial statements) is at least equal to its net worth at the time of execution of this Lease, Tenant shall have the option, which must be exercised, if at all, by written notice to Landlord within seven (7) business days after Tenant’s receipt of Landlord’s notice, to lease the 4988 Building at the rent and terms of lease specified in the notice. In the event Tenant timely exercises such option to lease the 4988 Building, Landlord shall lease the 4988 Building to Tenant, and Tenant shall lease the 4988 Building from Landlord in accordance with the rent and terms specified in Landlord’s notice. Landlord and Tenant shall, in good faith, attempt to reach agreement on the terms of a mutually acceptable lease agreement consistent with the terms set forth in Landlord’s notice within thirty (30) days of Landlord’s notice. In the event (i) Landlord and Tenant are unable to reach agreement on a mutually acceptable lease within such thirty (30) day period or (ii) Tenant fails to exercise Tenant’s option within said ten (10) day period, Landlord shall have one hundred eighty (180) days thereafter to lease the 4988 Building at no less than ninety percent (90%) of the rental rate and upon the same or substantially the same other terms of lease as specified in the notice to Tenant. In the event Landlord fails to lease the 4988 Building within said one hundred eighty (180) day period or in the event Landlord proposes to lease the 4988 Building at less than ninety percent (90%) of the rental rate or on other material terms which are more favorable to the prospective tenant than that proposed to Tenant, Landlord shall be required to resubmit such offer to Tenant in accordance with this Right of First Offering.

     B. Exclusions: Notwithstanding the foregoing, this Right of First Offering shall automatically terminate, (i) upon the expiration or sooner termination of the Lease, or (ii) in the event that Landlord transfers its interest in the Premises or in the 4988 Building, unless such transfer by Landlord is to a related entity.

20. GENERAL PROVISIONS:

     A. Attorney’s Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney’s fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to

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recover all costs and expenses including reasonable attorney’s fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post judgment costs is severable from all other provisions of this Lease.

     B. Authority of Parties: Tenant represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation or in accordance with the by-laws of said corporation, and that this Lease is binding upon said corporation in accordance with its terms. At Landlord’s request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

     C. Brokers: Tenant and Landlord represent it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CB Richard Ellis, Inc. and Tenant and Landlord agree to indemnify, defend and hold each other harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through the indemnifying party.

     D. Choice of Law: This Lease shall be governed by and construed in accordance with California law. Except as provided in Section 19.E, venue shall be Santa Clara County.

     E. Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by J.A.M.S. or another judicial mediation service mutually acceptable to the parties located in Santa Clara County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of J.A.M.S. or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a J.A.M.S. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, J.A.M.S. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code § 1119 et. seq. The mediation shall be held in Santa Clara County, California and in accordance with the existing rules and practice of J.A.M.S. (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party’s request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute

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subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, the prevailing party shall not be entitled to attorney’s fees that might otherwise be available to them in a court action or arbitration and in addition thereto, the party who is determined by the arbitrator to have resisted mediation, shall be sanctioned by the arbitrator or judge.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF J.A.M.S. OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN SANTA CLARA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR FURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “MEDIATION AND ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

LANDLORD:	/s/ JMS	TENANT:	/s/ KJW

     F. Entire Agreement: This Lease and the exhibits attached hereto contains all of the agreements and conditions made between the Parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

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     G. Entry by Landlord: Upon prior notice to Tenant and subject to Tenant’s reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes: (i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) showing the Premises to Landlord’s or the Master Landlord’s existing or potential successors, purchaser, and lenders. Tenant shall permit Landlord and his agents, at any time within two hundred seventy (270) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder beyond any applicable cure period), to place upon the Premises “For Lease” signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours. The foregoing notwithstanding, Landlord and its agents: (i) shall not enter the Premises without first giving twenty-four (24) hours notice to Tenant of such entry except in the case of emergency, (ii) shall be accompanied by an employee of Tenant at all times while in the Premises, (iii) shall comply with Tenant’s security procedures applicable to the Premises, and (iv) shall not unreasonably interfere with Tenant’s use of the Premises.

     H. Estoppel Certificates: At any time during the Lease Term, Tenant shall, within ten (10) business days following written notice from Landlord, execute and deliver to Landlord a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on Landlord’s part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord’s interest in the Premises. Tenant’s failure to deliver such statement within such time shall be conclusive upon the Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance. If Tenant is not a public company, Tenant agrees to provide, within five (5) days of Landlord’s request, Tenant’s most recent three (3) years of audited financial statements for Landlord’s use in financing or sale of the Premises or Landlord’s interest therein.

     I. Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

     J. Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full (“Agreed Interest Rate”). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of

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this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

     K. Modifications Required by Lender: If any lender of Landlord or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant’s cost or expense or materially or adversely change Tenant’s rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) days after the request.

     L. No Presumption Against Drafter. Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both Parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

     M. Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, nationally recognized overnight carrier, or by personal delivery addressed to the party to be notified at the address for such party specified in Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

     N. Asset Management: In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for asset management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of one and 50/100 percent (1.5%) of the Base Monthly Rent.

     O. Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as “additional rent”, shall be deemed as rent.

     P. Representations. Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies

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or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

     Q. Rights and Remedies: Subject to Section 14 above, All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

     R. Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

     S. Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease or otherwise until executed and delivered by both Landlord and Tenant.

     T. Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively “Encumbrances”) which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance (“Holder”) require that this Lease be prior and superior thereto, within seven (7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant’s rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord’s written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance.

     U. Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

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     V. Time: Time is of the essence hereunder.

     W. Transportation Demand Management Programs: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroorn facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty (30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay its proportionate share of such costs in accordance with Section 8 above.

     X. Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord: SOBRATO INTERESTS #961 a California Limited Partnership		Tenant: BRIO TECHNOLOGY, INC. a California Corporation

By:	/s/ JMS	* By:	/s/ Yorgen Edholm

Its:	General Partner	Its:	President & CEO

		* By:	/s/ Karen Willem

		Its:	EVP/CFO

*NOTE: This lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president, or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer and in such event, Tenant must deliver to Landlord a certified copy of a corporate resolution authorizing the signatory to execute this Lease.

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EXHIBIT C

FURNITURE

Building cube/office furniture, art work and miscellaneous items

1st FLOOR
Total cubes	43
Furnished Manager Office	16
Furnished V.P. Office	1
Small Conf. Rooms	1
Medium Conf. Rooms	2
Large Conf. Room	1
Training Rooms	3
Executive Briefing Center	1
Kitchenette	1
Lobby	1
Art Work	18 pieces

2nd FLOOR
Total cubes	65
Furnished Manager Office	20
V.P. Office	0
Furnished Executive Office	1
Small Conf. Rooms	3
Medium Conf. Rooms	0
Large Conf. Room	2
AN Conf. Room	0
Break out Area	1
Art Work	4 pieces

3rd FLOOR
Total cubes	96
Furnished Manager Office	30
Furnished V.P. Office	1
Small Conf. Rooms	1
Medium Conf. Rooms	2
Large Conf. Room	2
AN Conf. Room	0
Break out Area	1
Art Work	None

4th FLOOR
Total cubes	94
Furnished Manager Office	36
Furnished V.P. Office	2
Small Conf. Rooms	1
Medium Conf. Rooms	1
Large Conf. Room	2
A/V Conf. Room	0
Break out Area	1
Game Room	1 foosball table, 1 ping pong table
Art work	5 pieces

5th FLOOR
Total cubes	83
Furnished Manager Office	30
Furnished V.P. Office	1
Small Conf. Rooms	2
Medium Conf. Rooms	0
Large Conf. Room	3
A/V Conf. Room	1
Break out Area	1
Art Work	9 pieces

Type of Room	Inventory
Cube	8x8 station with 1 corner and 2 rectangular work surfaces, 1 overhead unit, 1 bookshelf, 1 B/B/F pedestal and 1 F/F pedestal, 1 guest chair and 1 task chair

Managers Office	“L” Shaped Haworth office inc. 1 corner and 2 rectangular work surfaces, 1 overhead unit, 1 bookshelf, 1 B/B/F pedestal and 1 F/F pedestal, 1 round table, 1 desk chair and 1 side chair

V.P. Office	“U” Shaped Wood office set up to include, overhead, pedestals, table, 4 chairs and 1 desk chair

Executive Office	1 glass desk w/peninsula, 1 leather Executive chair, 1 sofa, 1 cabinet with television. (all unassembled in a 2nd floor office).

Training Room	No furnishings

Executive Briefing Center	1 horseshoe conf. Table, 15 chairs

Small Conf. Room	48” Round Conf. Table, 4 chairs

Medium Conf. Room	72” Racetrack Table with 6 chairs

Large Conf. Room	96” table, 10 chairs, credenza, electric projection screen

Boardroom	1 20 ft. Wood table, 12 chairs

Kitchenette	4 tables, chairs, refrigerator

Lobby	1 Receptionist station, 6 lounge chairs, 3 end tables

Break Areas	3 tall tables, 9 stools

EQUIPMENT
1st
FLOOR
Room #	Room Description	Equipment

133	ITS Research Lab	3 Racks

100	Lobby	4 – Light Canons and glass screens

115	Data Center	Racks, ladder racking and patch panels 2 – 15 ton Data Air HVAC Units

118	Security Room	CCTV System

117	Open Office Area	Sound System

n/a	Support Lab	All racks

112	UPS Room	Comet MGE UPS

2nd FLOOR

222	IDF Closet	All Racks and patch panels

3rd FLOOR

322	IDF Closet	All Racks and patch panels

4th FLOOR

421	IDF Closet	All Racks and patch panels

462 5th FLOOR	Computer Lab	All Racks 15 ton Data Air HVAC Units

522	IDF Closet	All Racks and patch panels

EXHIBIT D

ASSET MANAGEMENT FEE

Months	Monthly Asset Management Fee

4/1/05-5/31/05	$5,460.62

6/1/05-5/31/06	$5,624.44

6/1/06-5/31/07	$5,793.17

6/1/07-5/31/08	$5,966.96

6/1/08-5/31/09	$6,145.97

6/1/09-6/05/10	$6,330.35

EXHIBIT E

MASTER LESSOR’S FORM OF CONSENT

LANDLORD’S CONSENT TO SUBLEASE

                (“Landlord”), as Landlord under that certain Lease (the “Lease”) dated                 by and between Landlord and                 (“Tenant”), as Tenant, subject to and specifically conditioned upon the following terms and conditions hereby grants its consent to the Sublease dated                 made by and between the Tenant, as sublandlord, and                 (“Subtenant”), as subtenant., a copy of which is attached as Exhibit A (“the Sublease”), covering that certain premises (the “Premises”) commonly known as                 .

As conditions to the consent of Landlord to the Sublease, it is understood and agreed as follows:

1.     No Release. This Consent to Sublease shall in no way release the Tenant or any person or entity claiming by, through or under Tenant, including Subtenant, from any of its covenants, agreements, liabilities and duties under the Lease, as the same may be amended from time to time, without respect to any provision to the contrary in the Sublease.

2.     Specific Provisions of Lease and Sublease. This Consent to Sublease consenting to a sublease to Subtenant does not constitute approval by Landlord of any of the provisions of the Sublease document or agreement thereto or therewith; nor shall the same be construed to amend the Lease in any respect, any purported modifications being solely for the purpose of setting forth the rights and obligations as between Tenant and Subtenant, but not binding Landlord. The Sublease is, in all respects, subject and subordinate to the Lease, as the same may be amended. Furthermore, in the case of any conflict between the provisions of this Consent to Sublease or the Lease and the provisions of the Sublease, the provisions of this Consent to Sublease or the Lease, as the case may be, shall prevail unaffected by the Sublease.

3.     Limited Consent. This Consent to Sublease does not and shall not be construed or implied to be a consent to any other matter for which Landlord’s consent is required under the Lease, including, without limitation, any Alterations under the Lease.

4.     Tenant’s Continuing Liability. Tenant shall be liable to Landlord for any default under the Lease, whether such default is caused by Tenant or Subtenant or anyone claiming by or through either Tenant or Subtenant, but the foregoing shall not be deemed to restrict or diminish any right which Landlord may have against Subtenant pursuant to the Lease, in law or in equity for violation of the Lease or otherwise, including, without limitation, the right to enjoin or otherwise restrain any violation of the Lease by Subtenant.

5.     Default by Tenant under the Lease. If Tenant defaults under the Lease, Landlord may elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease. Upon written notice from Landlord, Subtenant shall thereafter pay to Landlord any and all sums due or payable under the Sublease. In such event, Tenant shall receive from

Landlord a corresponding credit for such sums against any payments then due or thereafter becoming due from Tenant.

6.     Termination of Lease. If at any time prior to the expiration of the term of the Sublease the Lease shall terminate or be terminated for any reason, the Sublease shall simultaneously terminate. However, Subtenant agrees, at the election and upon written demand of Landlord, and not otherwise, to attorn to Landlord for the remainder of the term of the Sublease, such attornment to be upon all of the terms and conditions of the Lease, except that the Base Rent set forth in the Sublease shall be substituted for the Base Rent set forth in the Lease and the computation of Additional Rent as provided in the Lease shall be modified as set forth in the Sublease. The foregoing provisions of this paragraph shall apply notwithstanding that, as a matter of law, the Sublease may otherwise terminate upon the termination of the Lease and shall be self-operative upon such written demand of the Landlord, and no further instrument shall be required to give effect to said provisions. Upon the demand of Landlord, however, Subtenant agrees to execute, from time to time, documents in confirmation of the foregoing provisions of this paragraph satisfactory to Landlord in which Subtenant shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy.

7.     Sublease Profits. Pursuant to Section ___of the Lease [Assignment and Sublease Section], provided the Sublease remains in full force and effect, Tenant agrees to pay to Landlord each month along with the base monthly rent due under the Lease, the sum of $                representing Landlord’s fifty percent (50%) share of the amount by which the consideration received pursuant to the Sublease exceeds the amount due to Landlord under the Lease less the reasonable subletting costs.

8.     No Waiver; No Privity. Nothing herein contained shall be deemed a waiver of any of the Landlord’s rights under the Lease. In no event, however, shall Landlord be deemed to be in privity of contract with Subtenant or owe any obligation or duty to Subtenant under the Lease or otherwise, any duties of Landlord under the Lease being in favor of, for the benefit of and enforceable solely by Tenant.

9.     Notices. Subtenant agrees to promptly deliver a copy to Landlord of all notices of default and all other notices sent to Tenant under the Sublease, and Tenant agrees to promptly deliver a copy to Landlord of all such notices sent to Subtenant under the Sublease. All copies of any such notices shall be delivered personally or sent by United States registered or certified mail, postage prepaid, return receipt requested, to Landlord.

10.     Required Sublease Provisions. In consideration for Landlord’s consent to the Sublease, Tenant and Subtenant represent and warrant that the Sublease contains all provisions required by Section ___[Assignment and Sublease Section] of the Lease and agree that the Sublease shall be deemed to include all of the provisions required by Section ___of the Lease. In the case of a conflict between the other provisions of the Sublease and the provisions required by Section ___of the Lease, the provisions required by Section ___of the Lease shall prevail.

Landlord

by

its

Tenant

by

its

Subtenant

by

its